UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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AGA Medical Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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5050 Nathan Lane North

Plymouth, MN 55442-3209

Telephone: 763-513-9227

April 29, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of AGA Medical Holdings, Inc. (“AGA Medical” or “the Company”) which will be held on Monday, June 7, 2010 at 9:00 a.m. (Central Daylight Time) at the Radisson Hotel & Conference Center, located at 3131 Campus Drive, Plymouth, Minnesota 55441; for the following purposes:

1.	To elect as Class I directors to hold office until the 2013 Annual Meeting of Stockholders, the following two nominees recommended by the board of directors: Daniel A. Pelak and Darrell J. Tamosuinas.

2.	To ratify the appointment of Ernst & Young, LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this notice.

The record date for the Annual Meeting of Stockholders is April 16, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Your vote is important. Whether you own a few shares or many, it is important that your shares are represented. If you cannot attend the Annual Meeting in person, you may vote your shares by Internet, by telephone, or by completing and signing the accompanying proxy card and promptly returning it in the envelope provided.

By order of the board of directors,

Sincerely,

John R. Barr

President and Chief Executive Officer

AGA MEDICAL HOLDINGS, INC.

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

TIME AND DATE	9:00 a.m. (Central Daylight Time) on June 7, 2010.

PLACE	Radisson Hotel & Conference Center

3131 Campus Drive

Plymouth, MN 55441

ITEMS OF BUSINESS	1.	To elect as Class I directors to hold office until the 2013 Annual Meeting of Stockholders, the following two nominees recommended by the board of directors: Daniel A. Pelak and Darrell J. Tamosuinas.

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010.

3.	To conduct any other business properly brought before the meeting.

RECORD DATE	You may vote at the Annual Meeting if you were a stockholder of record at the close of business on April 16, 2010.

VOTING BY PROXY	It is important that your shares be represented and voted at the Annual Meeting. Please vote in one of these three ways:

1.	VOTE BY INTERNET, by going to the web address http://www.proxyvote.com and following the instructions for Internet voting shown on the enclosed proxy card,

2.	VOTE BY TELEPHONE, by dialing 1-800-690-6903 using a touch-tone phone and following the recorded instructions for telephone voting shown on the enclosed proxy card, or

3.	VOTE BY PROXY CARD, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. If you vote by Internet or telephone, please do not mail your proxy card.

ANNUAL REPORT	AGA Medical’s 2009 Annual Report accompanies this Notice of Annual Meeting of Stockholders.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to

Be Held on June 7, 2010. The Proxy Statement and Annual Report to Stockholders are

available at http://www.amplatzer.com.

This Notice of Annual Meeting, Proxy Statement and accompanying proxy card, including the Notice of Internet Availability of Proxy Materials stated above, are being made available to Stockholders, and were first mailed to Stockholders, on or about April 29, 2010.

i

5050 Nathan Lane North

Plymouth, MN 55442-3209

Telephone: 763-513-9227

PROXY STATEMENT

Annual Meeting of Stockholders

June 7, 2010

We are providing these proxy materials in connection with the solicitation by the board of directors of AGA Medical Holdings, Inc. (“AGA Medical” or “the Company”) of proxies to be voted at AGA Medical’s Annual Meeting of Stockholders to be held on June 7, 2010, and at any adjournment of the meeting.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

How is AGA Medical distributing proxy materials?

We are furnishing to our stockholders, by mail, this proxy statement, a proxy card, and a copy of our 2009 Annual Report. The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to beneficial owners of the Company’s common stock, will be borne by the Company. The proxy statement and Annual Report are also available for viewing online in the Investor Relations section of the AGA Medical website at http://www.amplatzer.com.

What am I voting on?

There are two proposals scheduled to be voted on at the meeting:

•	Election of two Class I directors for a three-year term; and

•	Ratification of the appointment of Ernst & Young LLP as AGA Medical’s independent registered public accounting firm for fiscal year 2010.

Who is entitled to vote?

Stockholders as of the close of business on April 16, 2010 (the “Record Date”), may vote at the Annual Meeting. You have one vote for each share of common stock you held on the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as registered stockholder); and

•

Held for you in an account with a broker, bank or other nominee (shares held in “street name”). Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or nominee how to vote their shares.

What constitutes a quorum?

A majority of the outstanding shares entitled to vote, present in person or represented by proxy, constitutes a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” (see below) are also counted as present and entitled to vote for purposes of determining a quorum. On the Record Date, April 16, 2010, 50,136,493 shares of AGA Medical common stock were outstanding and entitled to vote.

How many votes are required to approve each proposal?

The two candidates for election as directors who receive a plurality vote of the shares present and entitled to vote in the affirmative will be elected. Ratification of our independent registered public accounting firm requires the affirmative vote of a majority of the shares present and entitled to vote.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the board of directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals. If you abstain from voting on any of the other proposals, it has the same effect as a vote against the proposal. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and other proposal.

What is a broker non-vote?

Shares that are held by stock brokers in “street name” may be voted by the stock broker on “routine” matters, such as ratification of our independent registered public accounting firm. To vote on “non-routine” matters, the stock broker must obtain stockholder direction. When the stock broker does not vote the shares, the stock broker’s abstention is referred to as a “broker non-vote.”

Pursuant to recent amendments to the New York Stock Exchange (“NYSE”) rules, beginning this year brokers will not have discretion to vote shares on the election of directors. This NYSE rule governs all brokers. Consequently, this amendment affects all public companies that have shares held in “street name”, not just NYSE-listed companies. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of the election of the director nominees at the Annual Meeting.

Broker non-votes will be considered present for quorum purposes at the Annual Meeting. Broker non-votes in connection with the election of directors are not deemed “entitled to vote,” and, since directors are elected by a plurality of the votes present and entitled to vote, will have no effect on the election. For all other business matters that could be properly brought before the Annual Meeting, the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote on the subject matter is required to pass the proposal. Broker non-votes will not be counted in determining the number of shares entitled to vote on the subject matter of non-routine matters, if any, and, therefore, will have no effect on the outcome of such matters at the Annual Meeting.

How does the Board recommend that I vote?

AGA Medical’s Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as AGA Medical’s independent registered public accounting firm for fiscal year 2010.

How do I vote my shares without attending the meeting?

If you are a stockholder of record, you may vote by granting a proxy. For shares held in street name, you may vote by submitting voting instructions to your broker or nominee. In any circumstance, you may vote:

•

By Internet or Telephone — If you have Internet or telephone access, you may submit your proxy by following the voting instructions on the proxy card no later than 11:59 p.m., Eastern Daylight Time (10:59 PM Central Daylight Time), on Sunday, June 6, 2010. If you vote by Internet or telephone, you need not return your proxy card.

•

By Mail — You may vote by mail by signing and dating your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

How do I vote my shares in person at the meeting?

If you are a stockholder of record and prefer to vote your shares at the meeting, bring the enclosed proxy card and proof of identification. You may vote shares held in street name only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

Even if you plan to attend the meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you are unable to attend the meeting.

What does it mean if I receive more than one proxy card?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, sign and return each proxy card or, if you vote by Internet or telephone, vote once for each proxy card you receive.

May I change my vote?

Yes. Whether you have voted by mail, Internet or telephone, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to the Corporate Secretary of AGA Medical;

•	Voting by Internet or telephone at a later time;

•	Submitting a properly signed proxy card with a later date; or

•

Voting in person at the Annual Meeting and by filing a written notice of termination of the prior appointment of a proxy with AGA Medical or by filing a new written appointment of a proxy with AGA Medical.

OUTSTANDING SHARES AND VOTING RIGHTS

Our board of directors has fixed April 16, 2010, as the record date for determining stockholders entitled to vote at the Annual Meeting. Persons who were not stockholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on April 16, 2010, there were 50,136,493 shares of our common stock issued and outstanding, which is our only outstanding class of capital stock entitled to vote at the meeting. Each share of common stock is entitled to one vote on each matter to be voted upon at the meeting. Holders of common stock are not entitled to cumulative voting rights.

SHARE OWNERSHIP INFORMATION

Beneficial ownership is determined under the SEC rules and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of equity securities shown as beneficially owned by the stockholder. The percent of class information provided below is based on 50,136,493 shares of our common stock outstanding as of April 16, 2010. Unless indicated otherwise, the address of each individual listed in the table is c/o AGA Medical Holdings, Inc., 5050 Nathan Lane North, Plymouth, MN 55442.

Significant Stockholders. The following table provides information concerning persons known to us to be the beneficial owners of more than 5% of our outstanding common stock as of April 16, 2010. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Franck L. Gougeon(1)	10,088,517	20.12%
Welsh, Carson, Anderson & Stowe, IX, L.P.(2)	25,124,185	50.11%

(1)	Represents 932,883 shares of AGA Medical common stock owned by Gougeon Shares, LLC, a Minnesota limited liability company, (“Gougeon Shares, LLC”) and 9,151,439 owned by the Franck L. Gougeon Revocable Trust (the “Franck L. Gougeon Revocable Trust”), according to a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2010 by Franck L. Gougeon, a Minnesota resident, Gougeon Shares, LLC and the Franck L. Gougeon Revocable Trust. Franck L. Gougeon is deemed to beneficially own the common stock held by Gougeon Shares, LLC and Franck L. Gougeon Revocable Trust solely through his ownership and/or control of Gougeon Shares, LLC and the Franck L. Gougeon Revocable Trust. Includes 4,195 shares that may be purchased upon exercise of stock options by Mr. Gougeon that were exercisable as of April 16, 2010, or within 60 days of such date.
(2)	Represents 23,913,988 shares of AGA Medical common stock owned by Welsh, Carson, Anderson & Stowe IX, L.P., a Delaware limited partnership (“WCAS IX”) and 1,210,197 shares of AGA Medical common stock owned by WCAS Capital Partners IV, L.P., a Delaware limited partnership (“WCAS CP IV”), according to a Schedule 13G filed with the Securities and Exchange Commission on February 2, 2010 by WCAS IX and WCAS CP IV. The address for each of WCAS IX and WCAS CP IV is 320 Park Avenue, Suite 2500, New York, New York 10022.

Beneficial Ownership of Management. The following table shows information as of April 16, 2010 concerning beneficial ownership of AGA Medical’s directors, named executive officers identified in the Summary Compensation Table, and all directors and executive officers as a group. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
John R. Barr(1)	496,084	*
Brigid A. Makes(2)	184,615	*
Ronald E. Lund(3)	128,902	*
Tommy G. Thompson(4)	331,656	*
Franck L. Gougeon(5)	10,088,517	20.1%
Jack P. Helms	0	*
Daniel A. Pelak(6)	6,293	*
Paul B. Queally(7)	25,219,015	50.3%
Terry Allison Rappuhn(8)	10,143	*
Darrell J. Tamosuinas(9)	9,793	*
Sean Traynor(10)	25,170,378	50.2%
Directors and executive officers as a group (10 persons)	36,558,085	71.2%

*	Denotes less than 1% beneficial ownership.
(1)	Includes 495,984 shares that may be purchased upon exercise of stock options by Mr. Barr that were exercisable as of April 16, 2010, or within 60 days of such date.
(2)	Includes 184,615 shares that may be purchased upon exercise of stock options by Ms. Makes that were exercisable as of April 16, 2010, or within 60 days of such date.
(3)	Includes 97,902 shares that may be purchased upon exercise of stock options by Mr. Lund that were exercisable as of April 16, 2010, or within 60 days of such date.
(4)	Includes 330,656 shares that may be purchased upon exercise of stock options by Mr. Thompson that were exercisable as of April 16, 2010, or within 60 days of such date.
(5)	Represents 932,883 shares of AGA Medical common stock owned by Gougeon Shares, LLC, a Minnesota limited liability company, (“Gougeon Shares, LLC”) and 9,151,439 owned by the Franck L. Gougeon Revocable Trust (the “Franck L. Gougeon Revocable Trust”), according to a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2010 by Franck L. Gougeon, a Minnesota resident, Gougeon Shares, LLC and the Franck L. Gougeon Revocable Trust. Franck L. Gougeon is deemed to beneficially own the common stock held by Gougeon Shares, LLC and Franck L. Gougeon Revocable Trust solely through his ownership and/or control of Gougeon Shares, LLC and the Franck L. Gougeon Revocable Trust. Includes 4,195 shares that may be purchased upon exercise of stock options by Mr. Gougeon that were exercisable as of April 16, 2010, or within 60 days of such date.
(6)	Includes 6,293 shares that may be purchased upon exercise of stock options by Mr. Pelak that were exercisable as of April 16, 2010, or within 60 days of such date.
(7)	Includes 4,195 shares that may be purchased upon exercise of stock options by Mr. Queally that were exercisable as of April 16, 2010, or within 60 days of such date. Includes (A) 23,913,988 shares of common stock held by WCAS IX over which it has sole voting and investment power, (B) 1,210,197 shares of common stock held by WCAS CP IV over which it has sole voting and investment power and (C) 20,469 shares of common stock held by WCAS Management Corporation over which WCAS Management Corporation has sole voting and investment power. 70,166 shares of common stock are held by Mr. Queally, P. Brian Queally Jr. Educational Trust U/ADTD 6/11/98, Erin F. Queally Educational Trust U/ADTD 6/11/98, and Sean P. Queally Educational Trust U/ADTD 6/11/98. The trusts are established for the benefit of Mr. Queally’s children for which, in each case, Mr. Queally acts as a trustee and has voting and investment power over such shares. The address for Mr. Queally is c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, New York 10022. Mr. Queally disclaims beneficial ownership of any securities, and any proceeds thereof, that exceed his pecuniary interest therein and/or that are not actually distributed to him.

(8)	Includes 6,293 shares that may be purchased upon exercise of stock options by Ms. Rappuhn that were exercisable as of April 16, 2010, or within 60 days of such date.
(9)	Includes 6,293 shares that may be purchased upon exercise of stock options by Mr. Tamosuinas that were exercisable as of April 16, 2010, or within 60 days of such date.
(10)	Includes 4,195 shares that may be purchased upon exercise of stock options by Mr. Traynor that were exercisable as of April 16, 2010, or within 60 days of such date. Includes (A) 23,913,988 shares of common stock held by Welsh Carson over which it has sole voting and investment power, (B) 1,210,197 shares of common stock held by WCAS Capital Partners IV, L.P., over which it has sole voting and investment power, and (C) 20,469 shares of common stock held by WCAS Management Corporation over which WCAS Management Corporation has sole voting and investment power. Mr. Traynor disclaims beneficial ownership of any securities, and any proceeds thereof, that exceed his pecuniary interest therein and/or that are not actually distributed to him. The address for Mr. Traynor is c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, New York 10022. Mr. Traynor disclaims beneficial ownership of any securities, and any proceeds thereof, that exceed his pecuniary interest therein and/or that are not actually distributed to him.

PROPOSAL 1 — ELECTION OF DIRECTORS

Directors and Nominees

Our Articles provide that our Board shall establish the number of directors, which shall be not less than three nor more than fifteen. Currently our Board consists of eight directors, divided into three classes: Class I directors who hold office until the 2010 Annual Meeting, Class II directors who hold office until the 2011 Annual Meeting and Class III directors who hold office until the 2012 Annual Meeting, in all cases until their successors are elected and qualified and subject to prior death, resignation, retirement, disqualification or removal from office.

Each year, successors to directors whose terms of office are expiring shall be elected for a term of three-years. Daniel A. Pelak and Darrell J. Tamosuinas are Class I directors who have been nominated for re-election to the Board to serve until the 2013 Annual Meeting and until their successors are elected and qualified. Each of the nominees is currently a director. A nominee will be elected if he receives a plurality of votes present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Each of the nominees has consented to being named as a nominee in this Proxy Statement and has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy.

NOMINEES FOR DIRECTORS FOR THREE-YEAR TERMS ENDING IN 2013:

DANIEL A. PELAK DIRECTOR	Director since 2006 age 58

Daniel A. Pelak has served as a member of our board of directors since 2006. Mr. Pelak served as the President and Chief Executive Officer of InnerPulse, Inc. from September 2005 until July 2008 and has served as Senior Advisor to Welsh, Carson, Anderson & Stowe, or WCAS, since November 2008. Entities and individuals affiliated with WCAS are controlling stockholders of AGA Medical, and pursuant to the stockholders agreement with the Gougeon Stockholders (as defined in the section of this Proxy Statement entitled “Governance of AGA Medical”), Mr. Pelak serves on our board of directors. Mr. Pelak currently serves as a member of the board of directors of several privately-held medical device companies. From 2002 to 2005, Mr. Pelak was the President and Chief Executive Officer of Closure Medical Corporation and also served on its board of directors during that time. From 1976 to 2002, Mr. Pelak was employed by Medtronic, Inc. where he served as Vice President from 1989 and was responsible for the general management of several operating divisions. Mr. Pelak holds a Bachelor of Science Degree from Pennsylvania State University. We believe Mr. Pelak’s experience in the medical device industry, particularly his experience serving as the Chief Executive Officer or a member of the Board of Directors of several medical device companies, makes him well-suited to serve as a member of our Board of Directors.

DARRELL J. TAMOSUINAS DIRECTOR	Director since 2005 age 56

Darrell J. Tamosuinas has served as a member of our board of directors since August 2005 and as a member of our audit committee since 2006. Mr. Tamosuinas has been elected to our board of directors as a nominee of the Gougeon Stockholders pursuant to the stockholders agreement between the Gougeon Stockholders and the WCAS Stockholders as (defined in the section of this Proxy Statement entitled “Governance of AGA Medical”). Mr. Tamosuinas is an independent consultant and most recently served as a Senior Vice President with GE Commercial Finance. From 1996 to 2007, Mr. Tamosuinas owned and operated a contract manufacturing company and provided financial and operational consulting services to companies in a broad variety of industries. From 1986 to 1996, Mr. Tamosuinas was with Ernst & Young LLP’s Financial Advisory Services Group, most recently serving as partner in charge of the Midwest regional restructuring practice based in Chicago. Previously, Mr. Tamosuinas served as Vice President of Chase Manhattan Bank’s Corporate Bank in New York and as a petroleum engineer with the Union Oil Company of California. Mr. Tamosuinas holds a Bachelor of Science Degree in Mechanical Engineering from the University of Southern California and an MBA from the California State Polytechnic University. Mr. Tamosuinas is also qualified as a Certified Public Accountant and a Certified Insolvency and Reorganization Advisor. Mr. Tamosuinas’ experience of more than 30 years of financial and operating positions, several of which were in the highly regulated energy and healthcare industries, as well as his experience as a financial and operational consultant to companies in a broad range of industries, enable him to provide a valuable perspective to the Board of Directors.

THE BOARD RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEES.

CLASS II DIRECTORS: CONTINUING IN OFFICE UNTIL 2011:

JACK P. HELMS DIRECTOR	Director since 2009 age 57

Jack P. Helms joined our board of directors on October 26, 2009. He has been elected to our board of directors as a nominee of the Gougeon Stockholders pursuant to the stockholders agreement between the Gougeon Stockholders and the WCAS Stockholders as (defined in the section of this Proxy Statement entitled “Governance of AGA Medical”). He currently serves as the Chairman of the board of directors of Lazard Middle Market LLC. Lazard Middle Market, a subsidiary of Lazard Ltd., provides strategic advice on mergers and acquisitions, restructuring and capital raising to the middle market. Mr. Helms joined Goldsmith Agio Helms (GAH) (the predecessor firm to Lazard Middle Market) in 1987. He became president of GAH in 1992 and served in that capacity until 2007 when the firm was sold to Lazard. Prior to joining Lazard Middle Market, Mr. Helms was a partner at Fredrikson & Byron, P.A. an international law firm practicing in the area of mergers and acquisitions, limited partnerships, and tax and corporate law. Mr. Helms’ formerly served on the board of Applebee’s International, Inc. Mr. Helms holds a law degree from the University of Michigan Law School and a bachelor of science degree in industrial administration from Iowa State University. Mr. Helms is a member of the Minnesota bar, a certified public accountant, and a member of the Minnesota Society of CPAs. Mr. Helms’ extensive knowledge of financial and capital markets, as well as his experience with advising companies in a broad array of industries, including healthcare, consumer and manufacturing, enable him to contribute strategic insights important to a newly public company.

TERRY ALLISON RAPPUHN DIRECTOR	Director since 2006 age 53

Terry Allison Rappuhn has served as a member of our board of directors since May 2006, and as the chairman of our audit committee since July 2006. Ms. Rappuhn served from December 2003 until July 2007 as a director and chair of the audit committee for Genesis HealthCare Corporation and also served on the Genesis compensation and compliance committees. Ms. Rappuhn has served since April 2002 as project leader and consultant for the Patient Friendly Billing® Project, a national initiative led by the Healthcare Financial Management Association. From 1999 to April 2001, Ms. Rappuhn served as Senior Vice President and Chief Financial Officer of Quorum Health Group, Inc., an owner and operator of acute care hospitals. From 1996 to 1999 and from 1993 to 1996, Ms. Rappuhn served as Quorum’s Vice President, Controller and Assistant Treasurer and as Vice President, Internal Audit, respectively. Ms. Rappuhn holds a Bachelor of Business Administration from Middle Tennessee State University and is a Certified Public Accountant. Ms. Rappuhn possesses in-depth, practical knowledge of financial and accounting principles, having held numerous executive financial positions and serving on other boards and committees of healthcare companies. This background, along with her Certified Public Accountant designation, provides a valuable perspective to the Board and is important to her role as Chairman of the Audit Committee.

SEAN M. TRAYNOR DIRECTOR	Director since 2005 age 41

Sean M. Traynor has served as a member of our board of directors and as a member of our audit committee since August 2005. Mr. Traynor currently serves as a member on the board of directors of Select Medical Corporation, Universal American Financial Corporation, Amerisafe, Inc., and certain other private companies. Since 1999, Mr. Traynor has been an investment professional at WCAS, and is currently a general partner, where he focuses on investments in the healthcare industry. WCAS is a private equity investment firm focused on investments in the healthcare and business/information service industries. Entities and individuals affiliated with WCAS are controlling stockholders of AGA Medical, and pursuant to the stockholders agreement with the Gougeon Stockholders, Mr. Traynor has been elected to our board of directors. Prior to joining WCAS, Mr. Traynor worked from 1996 to 1999 in the healthcare and financial services investment banking groups at BT Alex Brown. From 1991 to 1994 Mr. Traynor served as an associate and senior associate with Coopers & Lybrand LLP (now PricewaterhouseCoopers). Mr. Traynor holds a Bachelor of Science Degree from Villanova University and an MBA with distinction from the Wharton School of Business. Mr. Traynor has served on multiple private and public company boards in the healthcare industry and has extensive experience in corporate transactions, including but not limited to M&A, leveraged buyouts and private equity financing. As such, he provides the Board with a valuable perspective in evaluating the prospects of existing business operations and assessing the potential for future innovative opportunities.

CLASS III DIRECTORS: CONTINUING IN OFFICE UNTIL 2012:

TOMMY G. THOMPSON CHAIRMAN	Director since 2005 age 68

Tommy G. Thompson has served as chairman and a director of our board of directors and as a member of our compensation committee since August 2005. Mr. Thompson has served as the independent chairman of the Deloitte Center for Health Solutions since March 2005, a partner at the law firm of Akin Gump Strauss Hauer & Feld in Washington, D.C. since March 2005, and on the board of directors of Centene Corporation and CR Bard since May 2005, and August 2005, respectively, and on the board of directors of United Therapeutics Corporation since December 2009, as well as on the boards of several private companies. From 1987 to 2001, Mr. Thompson served four terms as the Governor of Wisconsin and was nominated in 2001 by President George W. Bush to serve as the secretary of the United States Department of Health & Human Services, a position which he held until 2005. At Deloitte and Akin Gump, and during his terms in office, Mr. Thompson focused on developing solutions to the healthcare challenges that face the nation by improving the use of information technology in hospitals and clinics and modernizing Medicare and Medicaid. Mr. Thompson holds both a Bachelor’s Degree and Juris Doctor from the University of Wisconsin-Madison. Mr. Thompson’s in-depth knowledge and understanding of the healthcare regulatory environment and governmental processes, coupled with the relationships he has developed with key governmental officials, have been particularly helpful to the Board. His legal background and insights also add a valuable perspective to the Board’s discussions.

FRANCK L. GOUGEON DIRECTOR AND CO-FOUNDER	Director since 1995 age 44

Franck L. Gougeon is a director and co-founder of our company. Mr. Gougeon has served as a member of our Board since our company’s inception in 1995. Mr. Gougeon also served as our Executive Vice President until October 2002, when he was promoted to President and Chief Executive Officer and served in that capacity until June 2008. Mr. Gougeon has served as chairman of our corporate development committee since June 2008. Mr. Gougeon and the Gougeon Stockholders are controlling stockholders of AGA Medical, and pursuant to the stockholders agreement with the WCAS Stockholders, Mr. Gougeon has been elected to our board of directors. Prior to founding our company, Mr. Gougeon worked for Microvena Corporation (now ev3 Inc.) in various management positions in international sales and clinical and regulatory affairs. Mr. Gougeon holds a Bachelor’s Degree in International Business from the École Nationale De Commerce in Paris, France. Mr. Gougeon has substantial management experience within the medical device industry. His prior role as President and CEO of the Company has provided him with an extensive knowledge of the medical device industry in general, and a deep understanding of the people, operations, processes, and products of the Company, in particular.

PAUL B. QUEALLY DIRECTOR	Director since 2005 age 46

Paul B. Queally has served as a member of our board of directors since July 2005, and as a member of our compensation committee since August 2005. Mr. Queally has been a general partner at WCAS since January 1996 and a member of its management committee since 2000. In October 2007, Mr. Queally became a Co-President of WCAS. WCAS is a private equity investment firm focused on investments in the healthcare and business/information services industries. Entities and individuals affiliated with WCAS are controlling stockholders of AGA Medical, and pursuant to the stockholders agreement with the Gougeon Stockholders, Mr. Queally has been elected to our board of directors. Prior to joining WCAS, Mr. Queally was a general partner at the Sprout Group, which was the private equity arm of Donaldson, Lufkin & Jenrette Securities Corporation. Mr. Queally has been a board member of United Surgical Partners, Inc., Concentra Managed Care, Inc., MedCath Inc., Aptuit, Inc. since April 2007, September 1998 and September 1996 respectively and also serves on the boards of several private companies. Mr. Queally served on the board of MedCath, Inc. from July 1998 to March 2009. Mr. Queally holds a Bachelor of Arts Degree from the University of Richmond, where he is a member of the Board of Trustees, and an MBA from Columbia University. Mr. Queally has served on multiple private and public company boards and has extensive experience in corporate transactions, including but not limited to M&A, leveraged buyouts and private equity financing. In that capacity, Mr. Queally has obtained valuable experience in strategic and tactical initiatives which have been particularly helpful to the Board’s perspective.

GOVERNANCE OF AGA MEDICAL

Director Independence

Our board of directors has affirmatively determined that Ms. Rappuhn, Mr. Helms and Mr. Tamosuinas meet the definition of “independent director” under Rule 5605 of the Nasdaq Global Market listing standards. In determining the independence, our board of directors reviewed the transactions described under “Certain Relationships and Related Transactions,” including the Third Amended and Restated Stockholders Agreement between the WCAS Stockholders and the Gougeon Stockholders.

We are a “controlled company” as set forth in Rules 5605 and 5615 of the Nasdaq Global Market because more than 50% of our voting power is held by a group formed by WCAS IX, WCAS CP IV, and other individuals and entities affiliated with Welsh Carson, which we collectively referred to as the “WCAS Stockholders,” and Franck L. Gougeon, our director and co-founder, and other entities controlled by Mr. Gougeon, which we collectively refer to as the “Gougeon Stockholders.” Under the Nasdaq Global Market rules, a “controlled company” may elect not to comply with certain Nasdaq Global Market corporate governance requirements, including the requirement that a majority of the board of directors consist of independent directors and the requirement that directors nominations and executive compensation must be approved by a majority of independent directors or a nominating or compensation committee comprised solely of independent directors.

Leadership Structure

Since our reorganization in 2005, we have had separate individuals serving as Chairman of the Board and as Chief Executive Officer. The CEO is responsible for setting the strategic direction of the Company and managing the day-to-day leadership and performance of the Company, while the Chairman provides guidance to the CEO, sets the agenda for meetings of the board of directors and presides over meetings of the full Board. The Company believes this structure strengthens the role of the board in fulfilling its oversight responsibility and fiduciary duties to the Company’s shareholders while recognizing the day-to-day management direction of the Company by its CEO, John Barr.

Family Relationships

There is no family relationship between any director, executive officer or person nominated to become a director or executive director.

Certain Relationships and Related Transactions

2005 and 2009 Securities Purchase Agreements

On July 28, 2005, in connection with our July 2005 reorganization, our wholly-owned subsidiary AGA Medical issued $50.0 million aggregate principal amount of the 2005 notes to one of the WCAS Stockholders. The 2005 notes required semiannual interest payments, were unsecured obligations of AGA Medical and were subordinated in right of payment to our senior secured credit facility. As part of the transaction agreement, AGA Medical issued 6,524 shares of Series A preferred stock valued at $6.5 million to the WCAS Stockholders, which shares were converted to 912,447 shares of our common stock immediately prior to completion of our initial public offering. As a result, the discounted issue value of the 2005 note was $43.5 million. The $6.5 million of discount from the face value was accreted on our balance sheet to the 2005 note repayment amount utilizing the effective interest rate. The original issue discount has been recognized as interest expense of $3.4 million, $0.9 million, and $0.9 million for the years ended December 31, 2009, 2008 and 2007, respectively. In compliance with the terms of the securities purchase agreement governing the 2005 notes, we used a portion of our net proceeds from our initial public offering to prepay these notes at a price equal to 100% of their face principal amount plus accrued and unpaid interest. The interest expense for the year of $3.4 million includes $2.7 million write-off of the unamortized debt discount that remained upon extinguishment.

On January 5, 2009, in order to finance, in part, the acquisition of the assets of our former Italian distributor, AGA Medical issued to one of the WCAS Stockholders for an aggregate purchase price of $15.0 million (1) $15.0 million in aggregate principal amount of the 2009 notes, and (2) 1,879 shares of Series B preferred stock valued at $1.9 million, which shares were converted to 95,562 shares of our common stock immediately prior to completion of our initial public offering. The 2009 notes are fully and unconditionally guaranteed by Amplatzer Medical Sales Corporation, our wholly-owned subsidiary. The discounted issue value of the subordinated note is $13.1 million. The $1.9 million of discount from the face value is being accreted on our balance sheet to the 2009 note repayment amount utilizing the effective interest rate. The original issue discount has been recognized as interest expense of $0.5 million for year ended December 31, 2009. As of December 31, 2009, the accreted value of our outstanding 2009 notes on our balance sheet was $13.6 million. Interest on the senior subordinated note is payable on a semiannual basis in arrears on January 1 and July 1 of each year. The effective interest rate of the 2009 notes at December 31, 2009 was 14.7%, compounded semiannually.

As of December 31, 2009, the accreted value of our outstanding 2009 notes on our balance sheet was $13.6 million.

Third Amended and Restated Stockholders Agreement

On October 20, 2009, we entered into an amended and restated stockholders agreement with the WCAS Stockholders and the Gougeon Stockholders. The stockholders agreement:

•	imposes restrictions on transfer of our shares by the WCAS Stockholders and the Gougeon Stockholders;

•	provides the WCAS Stockholders and the Gougeon Stockholders with tag-along rights with respect to certain transfers of our shares held by the other stockholder;

•

allows the parties thereto to each designate one nominee to our board of directors per each 6% they own of our common stock up to a maximum of three directors each; three of our directors (Daniel A. Pelak, Paul B. Queally and Sean M. Traynor) hold their board positions as WCAS Stockholders designees and three of our directors (Franck L. Gougeon, Jack P. Helms and Darrell J. Tamosuinas) hold their board positions as Gougeon Stockholders designees;

•

provides that the parties thereto will agree to cause their board designees, to the extent permitted by law, to create and maintain a compensation committee and, until Mr. Gougeon no longer serves as a director of our board, a corporate development committee, each such committee consisting of three directors, one of whom must be a WCAS Stockholder designee and one of whom must be a Gougeon Stockholder designee;

•

allows the WCAS Stockholders and the Gougeon Stockholders to appoint, subject to certain conditions, a board observer if they own, in each case, at least five percent 5% (but less than 6%) of our common stock;

•

provides that if we propose to enter into a transaction that would result in the sale of all of our capital stock or substantially all of our assets to one or more persons not affiliated with the WCAS Stockholders, and the WCAS Stockholders have voted in favor of such transaction, then, subject to certain conditions, the Gougeon Stockholders also will be required to vote in favor of such transaction and, if applicable, to sell their shares of our capital stock; and

•	grants the WCAS Stockholders and the Gougeon Stockholders, subject to certain conditions, certain information rights if they own at least 5% of our common stock.

The amended and restated stockholders agreement will terminate with respect to the WCAS Stockholders when they collectively hold less than 5% of the voting power of the outstanding shares our capital stock, with respect to the Gougeon Stockholders when they collectively hold less than 5% of the voting power of the outstanding shares of our capital stock and with respect to all stockholders party thereto upon any sale of all then issued and outstanding equity securities in exchange for equity securities of a person, as defined therein, registered under Section 12 of the Exchange Act.

In a transaction related to entering into a prior amendment to the stockholders agreement on April 21, 2008, the Gougeon Stockholders sold to the WCAS Stockholders 4,350,209 shares of our common stock.

Amended and Restated Registration Rights Agreement

On April 21, 2008, we entered into an amended and restated registration rights agreement with the WCAS Stockholders and the Gougeon Stockholders, which was subsequently amended on January 5, 2009. Pursuant to that agreement, the WCAS Stockholders and the Gougeon Stockholders are, in each case, entitled to registration rights. Therefore, the WCAS Stockholders and the Gougeon Stockholders may require us to effect the registration of any or all of the shares of common stock held by the WCAS Stockholders or the Gougeon Stockholders, as the case may be. Such requirement is called a demand registration. Pursuant to the amended and restated registration rights agreement, we are required to pay all registration expenses in connection with a demand registration, unless subsequently withdrawn by the initiating stockholder. In addition, if we propose to register any of our common stock or any other equity securities under the Securities Act, whether or not for our own account, the WCAS Stockholders and the Gougeon Stockholders are entitled to notice of registration and are entitled to include their shares of common stock in such registration with all registration expenses paid by us.

Amended and Restated Stock Purchase Agreement

As part of our July 2005 reorganization, AGA Medical entered into an Amended and Restated Stock Purchase Agreement dated as of July 28, 2005, as amended on April 28, 2006 and June 20, 2008 with certain of the WCAS Stockholders and Franck L. Gougeon whereby 122,000 shares of Series A preferred stock were issued to such WCAS Stockholders at a purchase price of $1,000 per share. In accordance with the agreement, we agreed to indemnify the WCAS Stockholders for any breach or violation of the agreement by us or Mr. Gougeon.

Employment Agreements

We have employment agreements with certain of our named executive officers, the material terms of which are described below under the heading “Executive Compensation.”

Consulting Agreements

On June 20, 2008, we entered into a consulting agreement with Franck L. Gougeon, pursuant to which we engaged him as a consultant to (1) represent us with healthcare professionals and at medical industry conferences, (2) advise our Chief Executive Officer and (3) perform such other services as we may reasonably request from time to time. Mr. Gougeon will perform his services as a consultant up to a maximum of 30 days per any 12-month period and any additional day in excess of these 30 days to which Mr. Gougeon agrees. We pay Mr. Gougeon a retainer of $170,000 for each maximum of 30 days per any 12-month period commencing on the date of the agreement. If Mr. Gougeon serves in excess of 30 days during any 12-month period, we are required to compensate him at an hourly rate of $400. The agreement will terminate upon the earlier to occur of (1) five years or (2) the date upon which the Gougeon Stockholders beneficially owns less than 10% of all of the issued and outstanding shares of the fully diluted shares of our common stock.

We have also entered into an independent contractor agreement with Tommy G. Thompson. See “Director Compensation.”

Agreements with Dr. Kurt Amplatz and Mr. Curtis Amplatz

On December 23, 2005, we entered into a five-year research agreement with Dr. Amplatz. In accordance with this agreement, we pay Dr. Amplatz (1) $18,333.33 per month for the research, animal studies and related development services in the fields of our industry, and (2) a fixed percentage of royalties on products of ours that incorporate current and future patented technology developed by Dr. Amplatz and assigned to us under the agreement. This agreement obligates us to pay royalties on specific product sales and are payable throughout the life of the patents. In 2006, 2007, 2008 and 2009, we made royalty payments that were earned to Dr. Amplatz under this agreements in amounts of $2.4 million, $2.9 million, $3.4 million and $4.1 million, respectively.

On April 22, 1996 and November 22, 2001, we entered into royalty-payment agreements with Mr. Curtis Amplatz, Dr. Amplatz’s son, under which we pay Mr. Curtis Amplatz a fixed percentage of royalties throughout the life of certain of our patents for which Mr. Curtis Amplatz is a named inventor. These agreements also obligate us to pay royalties on specific product sales and are payable throughout the life of the patents, which currently expire no earlier than 2017. In 2008, Mr. Curtis Amplatz inquired regarding the scope of the royalty agreements we had with him and whether they applied to additional products of ours. In response, we had discussions in which we clarified the scope of the agreements and our payments under the agreements. In 2006, 2007, 2008 and 2009, we made royalty payments that were earned by Mr. Curtis Amplatz under these agreements in amounts of $2.5 million, $3.0 million, $3.2 million and $3.6 million, respectively.

Review, Approval or Ratification of Transactions with Related Parties

Our related person policy requires that a “related person” (as defined in Item 404(a) of Regulation S-K) must promptly disclose to our General Counsel or Chief Compliance Officer any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K) and all material facts with respect thereto. When a related party transaction is reported, our General Counsel or Chief Compliance Officer promptly communicates that information to our audit committee. In reviewing a transaction, our audit committee considers all relevant facts and circumstances, including (1) the commercial reasonableness of the terms, (2) the benefit and perceived benefits, or lack thereof, to us, (3) opportunity costs of alternate transactions, and (4) the materiality and character of the related person’s interest, and the actual or apparent conflict of interest of the related person. Our audit committee only approves or ratifies a related person transaction when it determines that, upon consideration of all relevant information, the transaction is in, or is not inconsistent with, the best interests of our company and stockholders. No related person transactions will be consummated without the approval or ratification of our audit committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote relating to a related person transaction in which they have an interest.

Our Code of Conduct

All AGA Medical employees, including our executive officers and directors, are required to comply with our Code of Conduct in order to maintain our reputation throughout the world for legal, moral, and ethical behavior. Our Code of Conduct is published on our website, at www.amplatzer.com in the Investors section under the Corporate Governance caption, and is available in print to any stockholder who requests it. We intend to disclose future amendments to, or waivers for directors and executive officers of, our Code of Conduct on our website promptly following the date of such amendment or waiver.

Committees of the Board and Meetings

Our board of directors has three permanent committees: the audit committee, the compensation committee and the corporate development committee. In addition, from time to time, special committees may be established under the direction of our board of directors when necessary to address specific issues. We are a “controlled company” as set forth in Rules 5605 and 5615 of the Nasdaq Global Market, because more than 50% of our voting power is held by a group formed by the WCAS Stockholders and the Gougeon Stockholders (as defined above). Under the Nasdaq Global Market rules, a “controlled company” may elect not to comply with certain Nasdaq Global Market corporate governance requirements, including the requirement that a majority of the board of directors consist of independent directors and the requirement that directors nominations and executive compensation must be approved by a majority of independent directors or a nominating or compensation committee, as applicable, comprised solely of independent directors.

The following table summarizes the current membership of the board and each of its standing committees and the number of times each standing committee met during fiscal year 2009. The charters of our audit, compensation, and corporate development committees are published on our website at www.amplatzer.com in the Investors section under the Corporate Governance caption. These materials are available in print to any stockholder upon request. From time to time, each committee reviews and updates its charter as it deems necessary and appropriate.

	Board	Audit	Compensation
Mr. Gougeon	X		X
Mr. Helms	X
Mr. Pelak	X
Mr. Queally	X		X
Ms. Rappuhn	X	Chair
Mr. Tamosuinas	X	X
Mr. Thompson	Chair		Chair
Mr. Traynor	X	X
Number of fiscal year 2009 meetings	9	7	4

During the 2009 fiscal year, each of our directors attended at least 75% of the Board of Directors meetings and meetings of committees on which the director served.

The board of directors has a standing corporate development committee that is generally responsible for providing guidance and feedback to our chief executive officer, as well as general oversight of human resource and research and development functions. The corporate development committee meets as needed.

We do not have an annual meeting attendance policy for directors but directors in attendance at annual meetings can provide stockholders with an opportunity to communicate with directors about issues affecting AGA Medical.

In accordance with Rule 5605 of the Nasdaq Global Market listing standards, the independent directors, Ms. Rappuhn, Mr. Helms and Mr. Tamosuinas, will hold regularly scheduled executive sessions at least twice per year, generally in conjunction with regularly scheduled board meetings.

Audit Committee

Our audit committee consists of Terry Allison Rappuhn, Darrell J. Tamosuinas and Sean M. Traynor. Among other matters, our audit committee is responsible for:

•	appointment, termination, compensation and oversight of the work of any accounting firm engaged to prepare or issue an audit report or other audit, review or attest services;

•	evaluating the qualifications, performance and independence of the independent auditor on an ongoing basis, and no less frequently than annually;

•	considering and approving, in advance, all audit and non-audit services to be performed by the independent accountants;

•	reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and the audits of our financial statements;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisers as the audit committee deems necessary;

•	determining compensation of the independent auditors and compensation of advisors hired by the audit committee;

•

reviewing our audited annual and quarterly consolidated financial statements, earnings releases and periodic reports to be filed with the Securities and Exchange Commission (“SEC”), including the officer certifications filed with such reports;

•	preparing the report of the audit committee to be included in our proxy statement;

•	reviewing major changes to our accounting principles and practices as suggested by the independent auditor and management;

•	reviewing our policies relating to financial risk assessment and financial risk management;

•	reviewing and assessing the adequacy of its formal written charter on an annual basis;

•	reviewing and approving related party transactions for potential conflict of interest situations on an ongoing basis;

•	overseeing compliance with our Code of Conduct; and

•	handling such other matters that are specifically delegated to the audit committee by our board of directors from time to time.

Audit Committee Independence and Financial Experts

The SEC rules and the Nasdaq Global Market rules require our audit committee to be made up entirely of independent directors within one year of the initial listing of our securities. At this time, our board of directors has affirmatively determined that Ms. Rappuhn and Mr. Tamosuinas meet the definition of “independent directors” for purposes of serving on an audit committee under Rule 5605 of the Nasdaq Global Market listing standards. The board intends to have the audit committee composed of entirely of independent directors within the time period specified by the Nasdaq rules.

Ms. Rappuhn qualifies as an “audit committee financial expert” within the meaning of that term as defined by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act of 2002. The designation of Ms. Rappuhn as the audit committee financial expert does not impose on Ms. Rappuhn any duties, obligations or liability that are greater than the duties, obligations and liability imposed on Ms. Rappuhn as a member of the audit committee and the board of directors in the absence of such designation or identification.

Audit Committee Pre-Approval Policies

Rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002 require public company audit committees to pre-approve audit and non-audit services provided by a company’s independent registered public accounting firm. Our audit committee has adopted pre-approval procedures pursuant to which audit, audit-related, tax and other permissible non-audit services, are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, we obtain the pre-approval of the Audit Committee before engaging the independent registered public accounting firm. The policies require the audit committee to be informed of each service, and the policies do not include any delegation of the audit committee’s responsibilities to management. The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the audit committee at its next scheduled meeting.

Compensation Committee

Our compensation committee consists of Tommy G. Thompson, Franck L. Gougeon and Paul B. Queally. Because we are a “controlled company” as set forth in Rules 5605 and 5615 of the Nasdaq Global Market, our compensation committee is not required to consist only of independent directors. Among other matters, the compensation committee is responsible for:

•	establishing and reviewing our overall compensation philosophy;

•	reviewing and approving the annual performance objectives, compensation and benefits for all of our executive officers;

•	reviewing policies relating to perquisites and expense accounts;

•	reviewing and making recommendations to the full board, or approving, contracts and transactions with our current or former executive officers;

•	reviewing and making recommendations to the full board with respect to compensation of directors;

•	monitoring and reviewing our cash incentive and equity-based compensation and benefit plans;

•	overseeing the activities of the individuals responsible for administering cash incentive compensation plans and equity-based plans;

•	overseeing preparation of our “Compensation Discussion and Analysis” for inclusion in our proxy statement and preparing the compensation committee report required by the SEC; and

•	such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

You should refer to the Compensation Discussion and Analysis on page 21 for additional discussion of the compensation committee’s processes and procedures relating to compensation.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee. None of the members of our board of directors or compensation committee is employed or has been employed at the any time during the last three years as an executive officer by any other entity where any of our executive officers serves on the board of directors or compensation committee of such other entity.

Corporate Development Committee

Our corporate development committee consists of Franck L. Gougeon, Tommy G. Thompson and Sean M. Traynor. The corporate development committee is generally responsible for:

•

providing guidance and feedback to our Chief Executive Officer, and conducting, in the first instance, our Chief Executive Officer’s annual performance review and providing input to our compensation committee regarding the same;

•

evaluating attainment of personal goals by our Chief Executive Officer and reviewing our Chief Executive Officer’s evaluation of attainment of personal goals by other executives, and making recommendations in that regard to our compensation committee;

•	providing oversight of human resource functions, including strategic human resources and succession planning;

•	providing general oversight of research and development; and

•	reviewing, as appropriate, our annual strategic plan and making recommendations to the board of directors in regard to that.

Director Nominations

Because we are a “controlled company” as set forth in Rules 5605 and 5615 of the Nasdaq Global Market, we are not required to establish a nominating committee of independent directors or to restrict involvement in the director nomination process to independent directors. Accordingly, we have elected to allow all directors to consider and approve director nominees. The two director nominees named in this Proxy Statement were recommended to the board of directors by the WCAS Stockholders and the Gougeon Stockholders pursuant to the Third Amended and Restated Stockholders Agreement, which is described in the section of this Proxy Statement entitled “Certain Relationships and Related Transactions.”

Our Board of Directors as a whole nominates candidates to serve on our Board who will carry out policies and processes designed to provide effective and efficient governance of AGA Medical. The Board considers potential director nominees, including those suggested by stockholders, applying the same criteria to all candidates.

When identifying and evaluating candidates for director, the board of directors considers the general and specific qualifications, experience and characteristics which may have been approved by the board from time to time including qualifications reflecting the individual’s integrity, business ethics, strength of character, judgment, experience, competence as a member of the board, availability and independence. Although the Company has no formal policy regarding diversity, the board considers diversity in a broad sense when evaluating a director nominee, taking into account various factors including but not limited to differences of viewpoint, professional experience, education, skill, race, gender and national origin.

When considering whether directors and nominees have the requisite judgment, experience, qualifications, attributes and skills, taken as a whole, to enable the board of directors to fulfill its responsibilities to ensure that the Company is governed in a manner consistent with the interests of the shareholders of the Company, the board of directors focused primarily on the information discussed in each of the directors’ individual biographies set forth above on pages 7-10.

Any stockholder who wishes to recommend a prospective director nominee for consideration by the board shall notify the Corporate Secretary in writing at AGA Medical’s offices at 5050 Nathan Lane North, Plymouth, Minnesota 55442. Any such recommendations should provide whatever supporting material the stockholder considers appropriate, but should at a minimum include such background and biographical material as will enable the Board to make an initial determination as to whether the nominee satisfies the criteria for directors set forth above.

Alternatively, stockholders intending to appear at the Annual Meeting to nominate a candidate for election by the stockholders at the meeting (in cases where the Board does not intend to nominate the candidate or where the board was not requested to consider his or her candidacy) must comply with the procedures in AGA Medical’s amended and restated bylaws, which are described under “Other Information—Stockholder Proposals and Director Nominations” on page 41 of this Proxy Statement.

Communications with the Board of Directors

Stockholders may communicate directly with the board of directors. All communications should be directed to AGA Medical’s principal offices at 5050 Nathan Lane North, Plymouth, Minnesota 55442, Attn: Investor Relations, or to InvestorRelations@amplatzer.com. Communications should prominently indicate on the outside of the envelope, for hard copy communications, or in the subject line, for communications sent via e-mail, that the message is intended for the board of directors, and should further indicate whether it is intended for all directors, for all non-management directors or for specified individual directors. If no director is specified, the communication will be forwarded to the entire board.

Oversight of Risk Management

Board-level risk oversight is primarily performed by our full board of directors, although the audit committee oversees our internal controls and regularly assesses financial and accounting processes and risks. Our risk oversight process includes an ongoing dialogue between management and the board of directors and audit committee, intended to identify and analyze risks that face the Company. Through these discussions with management and their own business experience and knowledge, our directors are able to identify material risks for which a full analysis and risk mitigation plan are necessary. The board of directors (or the audit committee, with respect to risks related to internal controls, financial and accounting matters) monitors risk mitigation action plans developed by management, in order to ensure such plans are implemented and are effective in reducing the targeted risk.

DIRECTOR COMPENSATION

We provide a combination of cash and non-cash compensation to our non-employee directors (other than Mr. Thompson) who are not employed by the WCAS Stockholders or their affiliates.

In January 2009, the compensation committee approved a compensation plan for our non-employee directors (other than Mr. Thompson) who are not employed by the WCAS Stockholders or their affiliates. Pursuant to this plan, these directors (namely, Mr. Gougeon, Mr. Helms, Mr. Pelak, Ms. Rappuhn and Mr. Tamosuinas) will receive from us an annual retainer of $25,000, $1,000 for each board meeting attended, $1,000 for each committee meeting attended in person and $500 for each committee meeting attended telephonically. In addition, the chair of the audit committee will receive $30,000 per year for serving as committee chair subsequent to our initial public offering. Mr. Thompson earns cash compensation pursuant to a five-year independent contractor agreement executed in July 2005. After the completion of our initial public offering, Mr. Thompson’s compensation arrangement was amended for 2010 to reduce the annual board fee from $100,000 to $75,000, paid monthly in equal installments, and to terminate the $120,000 annual retainer paid under this agreement to Akin Gump Strauss Hauer & Feld LLP, where Mr. Thompson serves as partner. Mr. Thompson does not receive fees for meetings he attends.

The non-cash compensation for our non-employee directors consists of grants of options to purchase our common stock under both our 2008 Equity Incentive Plan described under “Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—2008 Non-Equity Incentive Plan,” and prior to our initial public offering, such options were granted under our 2006 Equity Incentive Plan described under “Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—2006 Equity Incentive Plan.” In 2006, we granted to each of Mr. Pelak, Mr. Tamosuinas and Ms. Rappuhn options to purchase 6,293 shares of our common stock, all of which are currently fully vested as of December 31, 2009. In June 2008, we granted Mr. Gougeon 6,293 shares of our common stock which will vest over 3 years and have a 5 year term. Upon completion of our initial public offering in 2009, we granted to each of Mr. Gougeon, Mr. Pelak, Mr. Tamosuinas, Ms. Rappuhn, Mr. Queally and Mr. Traynor options to purchase 7,692 shares of our common stock which will vest over three years and have a five year term. These options have an exercise price per share equal to $14.50, which was the price per share offered in the offering. Similarly, when Mr. Helms joined our board of directors following completion of our initial public offering, we granted him an option to purchase 6,293 shares of our common stock which will vest over three years and has a five year term. The board of directors determined not to make similar additional option grants to Mr. Thompson because he has already received substantial option grants relative to the other directors and thus no further option grants to Mr. Thompson were deemed necessary or appropriate.

On June 20, 2008, Mr. Gougeon resigned as our President and Chief Executive Officer, and until then he did not receive compensation to serve as a director. On that date, we entered into a transition agreement with Mr. Gougeon pursuant to which we agreed to pay him a special bonus of $500,000. Our board of directors decided to make this payment in order to recognize Mr. Gougeon’s long-time service to our company, including his role as co-founder, and to provide for the orderly transition to a new President and Chief Executive Officer for our company. Our board of directors believed that $500,000 was an appropriate payment amount because it represents approximately one year’s salary plus a pro rata portion of the bonus that Mr. Gougeon earned in 2007. We also entered into an engagement letter with Mr. Gougeon pursuant to which he is entitled to receive the same cash and non-cash compensation for serving as a director as Mr. Tamosuinas, Ms. Rappuhn and Mr. Pelak described above. In addition, on the same date we entered into a consulting agreement with Mr. Gougeon pursuant to which he is entitled to receive an annual retainer of $170,000 paid monthly for up to 30 days of consulting services to us per any 12-month period. In 2008 and 2009, he received a retainer of $99,169 and $170,000, respectively, for consulting services to us pursuant to this consulting agreement. Mr. Gougeon did not receive any compensation in excess of his retainer for consulting services in 2008 or 2009. See “Certain Relationships and Related Transactions—Consulting Agreements.”

Mr. Thompson earns cash compensation pursuant to a five-year independent contractor agreement executed in July 2005 at the time of our reorganization pursuant to which he devotes up to 20% of his time to matters relating to our company that include assisting with FDA and regulatory affairs, customer relations, clinical trial awareness and media and investor communications, as well as serving as the chairman of our board of directors. For providing such services, Mr. Thompson receives a monthly cash payment of $8,333. In 2009, Mr. Thompson received $100,000 of cash compensation for his services to us pursuant to the terms of this agreement. In addition, pursuant to the terms of this agreement, Mr. Thompson was granted options to purchase 413,320 shares of our common stock, equivalent to 1% of our then-outstanding shares, that vest 20% annually over a five-year period commencing upon the execution of the independent contractor agreement in July 2005. In April 2006, our stockholders and board of directors approved a special retention bonus of $255,000 for Mr. Thompson, subject to the successful completion of our April 2006 recapitalization, which was payable in three equal annual installments over a three-year period; provided that Mr. Thompson continued to serve as our chairman of the board of directors at each of the applicable times. In 2008, we paid Mr. Thompson the last installment of $85,000 of this $255,000 bonus. In accordance with this agreement with Mr. Thompson, we are also required to pay an annual retainer of $120,000 (in monthly installments of $10,000) to Akin Gump Strauss Hauer & Feld LLP, where Mr. Thompson serves as a partner. As noted, Mr. Thompson’s compensation arrangement was amended effective as of January 1, 2010.

We had not historically provided director compensation to Messrs. Queally and Traynor, who are non-employee directors affiliated with the WCAS Stockholders; however, in April 2009, our compensation committee awarded to each of Messrs. Queally and Traynor options to purchase 6,293 shares of our common stock, the same number of options that had been granted in 2009 to each of our non-employee directors who are not affiliated with the WCAS Stockholders. These options have an exercise price equal to $19.66. One third of these options vested immediately on the grant date, another one-third will vest on the first anniversary of the grant date and the remaining one-third will vest on the second anniversary of the grant date.

We reimburse our directors for out-of-pocket expenses incurred in connection with attending our board and committee meetings.

The following table provides compensation information for our non-employee directors during fiscal 2009:

Director Compensation for 2009

Name	Fees Earned or Paid in Cash ($)	Stock Option Awards (1) (2) ($)	All Other Compensation ($)		Total ($)
Franck L. Gougeon	36,000	25,921	170,000	(3)	231,921
Jack P. Helms	26,000	2,181	—		28,181
Daniel A. Pelak	32,000	3,165	—		35,165
Paul B. Queally	—	42,703	—		42,703
Terry Allison Rappuhn	67,000	3,165	—		70,165
Darrell J. Tamosuinas	37,000	3,165	—		40,165
Tommy G. Thompson	—	311,039	220,000	(4)	531,039
Sean M. Traynor	—	42,703	—		42,703

(1)	Reflects the grant date fair value of awards granted in 2007, 2008, and 2009, calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (ASC 718). These values have been determined based on the assumptions set forth in Note 11 to our consolidated financial statements for 2009, included in our Form 10-K filed with the Securities and Exchange Commission.
(2)	As of December 31, 2009, the directors held options to purchase the following numbers of shares of our common stock: Mr. Gougeon, 13,985; Mr. Helms, 6,293; Mr. Pelak, 13,985; Mr. Queally, 13,985; Ms. Rappuhn, 13,985; Mr. Tamosuinas,13,985; Mr. Thompson, 413,320; and Mr. Traynor, 13,985. As of December 31, 2009, no directors held any restricted stock or restricted stock unit awards.
(3)	Represents an annual retainer paid to Mr. Gougeon pursuant to a consulting agreement dated June 20, 2008.
(4)	Represents an annual retainer paid to Mr. Thompson pursuant to the compensation arrangement dated July 28, 2005.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs summarized in this discussion.

Executive Summary

The primary objectives of our executive compensation program are to attract and retain talented executives to effectively manage and lead our company and create value for our stockholders. Through our executive compensation program, we seek to align the level of our executive compensation with the achievement of our corporate objectives, thereby aligning the interests of our management with those of our stockholders. We evaluate and reward our executive officers based upon the realization of our corporate objectives and the individual contributions of each executive officer to these results. We make decisions about the executive officers’ salary increases and the amount of annual cash incentive payments, primarily based on individual performance as well as departmental performance, and we provide long-term equity awards, generally in the form of stock options, to encourage our executive officers to create long-term value for our stockholders.

The compensation packages for our named executive officers generally include a base salary, annual cash incentive payments, stock option awards, other benefits and perquisites. In addition, our named executive officers are eligible to receive severance or other benefits upon termination of their employment with us or a change in control of our company. In setting an individual executive officer’s initial compensation package and the relative allocation among different types of compensation, we consider the nature of the position being filled, the scope of associated responsibilities, the individual’s prior experience and skills and the individual’s compensation expectations, as well as WCAS’s general market knowledge with respect to executive compensation. In addition, with respect to our named executive officers, we consider the compensation of existing executive officers at our company.

The discussion below includes a review of our compensation decisions with respect to the 2009 performance year. Our named executive officers for 2009 were John R. Barr, Brigid A. Makes and Ronald E. Lund. Mr. Barr joined us in September 2005 as our Chief Operating Officer and started serving as our President and Chief Executive Officer in June 2008. Ms. Makes joined us in October 2006 as our Chief Financial Officer. Mr. Lund joined us in June 2007 as our General Counsel.

Role of Our Compensation Committee

Our compensation committee evaluates and determines the levels and forms of individual compensation for our named executive officers. Our compensation committee reviews and approves compensation for our named executive officers at least annually, generally at the beginning of each calendar year, consistent with the individual executive officers’ employment agreements and based on the individual executive officer’s performance and the Company’s overall performance during the prior year.

Our compensation committee solicits input from our Chief Executive Officer in determining compensation (particularly base salary and annual cash incentive payments) of our other named executive officers and, in determining compensation of our Chief Executive Officer, seeks input from our corporate development committee. Our compensation committee does not delegate to others any of its authority to establish executive compensation but engaged outside consultants with respect to executive compensation matters for the first time in April 2008. We continued to work with outside consultants as necessary in our assessment of executive compensation issues through 2009.

Compensation Determination Process

Our current compensation program for our named executive officers has been designed based on our view that each component of executive compensation should be set at levels that are necessary, within reasonable parameters, to successfully attract and retain skilled executives, and that are fair and equitable in light of market practices. In determining the appropriate levels of compensation for the Chief Executive Officer and Chief Financial Officer, we consider benchmark data gathered and analyzed by Exequity, an independent executive search firm, from companies that the compensation committee has determined present comparable revenue and business models. In 2009 the compensation committee and Exequity reviewed the levels of base salaries, cash incentive payments and long-term equity incentives paid by the following companies (the “Compensation Comparison Group”) to executive officers in equivalent positions: American Medical Systems, AngioDynamics, Arthocare, Cyberonics, ev3, Integra Lifesciences, Masimo, Micrus Endovascular, Nuvasive, Palomar Med Tech, Resmed, Thoratec and Volcano.

The objective of the 2009 compensation consultant’s evaluation was to determine how our named executive officers’ base salaries, cash incentive payments and equity grants for performance year 2009 compared to the 50th percentile for equivalent positions in the Compensation Comparison Group. The compensation consultant’s report revealed that our Chief Executive Officer and Chief Financial Officer’s base salaries were competitive with the median of the Compensation Comparison Group for equivalent positions. Insufficient benchmark data was available to make a determination with respect to our General Counsel. However, the compensation committee felt that the General Counsel’s base salary, cash bonus and equity grants were appropriate given his strong and unique contribution to the Company. With respect to incentive compensation, the compensation consultant’s report showed that the Chief Executive Officer’s target cash incentive payment of 75% of base salary fell short of the Compensation Comparison Group’s median bonus percentage of 100%. The compensation consultant’s report also revealed that the value of equity grants to our Chief Executive Officer and Chief Financial Officer were below market “at grant” but compared favorably to the median of the Compensation Comparison Group based on total in-the-money value. Again, there was insufficient data available for our General Counsel position to make a valid comparison. Overall, the compensation consultant’s report determined that the total compensation (base salary, cash incentive and equity grants) were in line with the 50th percentile of the Compensation Comparison Group.

Based on this data and the compensation committee’s consideration of the named executive officers’ performance and responsibilities, in March of 2010 our compensation committee approved a 3% base salary increase for our named executive officers, effective March 21, 2010. In addition, the compensation committee approved an increase to the CEO cash incentive target from 75% to 100% of base salary effective January 1, 2010. In addition, the compensation committee approved two equity grants for the CEO; 150,000 non-qualified stock options that will vest over a four-year period, and 150,000 non-qualified stock options subject to performance-based vesting upon achievement of specific stock price targets. These additional equity grants were made in recognition of the CEO’s continued strong performance, to provide an incentive for him to remain with AGA Medical, and to motivate him to continue to enhance stockholder value.

Compensation Risk Assessment

The compensation committee has conducted a risk assessment of our employee compensation programs, including our executive compensation programs, and has concluded that our employee compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and do not incentivize executives or other employees to take unnecessary or excessive risks. As a result, we believe that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Elements of Compensation

We generally deliver executive compensation through a combination of base salary, annual cash incentive payments, long-term equity incentives in the form of stock options, benefits and other perquisites. We believe that this mix of elements is useful in achieving the primary objectives of our compensation program.

Base Salary. Base salaries are designed to reward core competence in the executive officer’s role relative to his or her skills, prior experience and contributions to our company. Our compensation committee established an initial base salary for our named executive officers based on the individual executive officer’s experience prior to joining us, the scope of his or her responsibilities with us, WCAS’s knowledge of market compensation practices, and estimates about the base salary that would be required to secure our candidate of choice based on input from the executive search firm. See “—Compensation Determination Process.”

In September 2005, we hired John R. Barr as our Chief Operating Officer at a starting annual base salary rate of $380,000 based upon the various factors described above. In June 2008, Mr. Barr was named Chief Executive Officer.

In October 2006, we hired Brigid A. Makes as our Chief Financial Officer. Based upon the various factors described above, our compensation committee approved an annual base salary of $260,000 for Ms. Makes.

In June 2007, we entered into a consulting agreement with Mr. Lund pursuant to which Mr. Lund served as our General Counsel until July 1, 2008. Under this consulting agreement, we compensated Mr. Lund at a rate of $400.00 per hour, the same rate that he was charging in his private practice prior to entering into the consulting agreement with us. On July 1, 2008, we terminated Mr. Lund’s consulting agreement and entered into a three- year employment agreement with Mr. Lund pursuant to which he continues to serve as our General Counsel. Under this agreement, for the period from July 1, 2008 to December 31, 2008 we paid Mr. Lund at an annual base salary of $375,000.

We have adopted a single merit increase practice with respect to base salaries that applies to all employees, including our named executive officers. Each year our human resources department sets an average target merit increase for all employees based upon its view of the then current market conditions. Actual increases for individual employees, if any, may be more, or less, than this percentage based upon the recommendations of the employee’s supervisors. Our company-wide target merit increases were 3.0% for 2007, 3.8% for 2008 and 3.5% for 2009. The specific percentage increases for the named executive officers, other than for the Chief Executive Officer whose compensation was determined by the compensation committee, were recommended to the compensation committee by our Chief Executive Officer based upon his subjective view of how the executive officers performed during the prior year in key qualitative areas. The areas that our Chief Executive Officer, Mr. Barr, considered in 2009 were: delivering results, leadership, development of people, communications and acting in the best interest of our company. Our compensation committee then considered Mr. Barr’s recommendations and approved adjustments to annual base salary, subject to the terms of the named executive officers’ employment agreements, to appropriately reflect the performance of the named executive officer, any changes in the scope of his or her responsibilities and any changes in the competitive marketplace.

In each of March 2009 and February 2010, the compensation committee recommended and approved an annualized 3.0% increases in base salary for Mr. Barr, Ms. Makes and Mr. Lund. The compensation committee generally assessed the performance of these executives but made a subjective determination without considering the executives’ performances or using any objective criteria or formula that a 3.0% merit increase was appropriate for all executives in light of the current economic environment and low cost of living for both years.

The action taken by our compensation committee increased the 2009 annual base salary for Mr. Barr to $433,942, Ms. Makes to $282,770 and Mr. Lund to $383,137. The increased annual base salaries took effect March 23, 2009 and resulted in a pro-rated increase of 3.7% for Mr. Barr and Ms. Makes going back to the prior anniversary of their last increase which was effective January 1, 2008. This increase represented a pro-rated increase of 2.2% for Mr. Lund going back to August 1, 2008, his date of hire as a full time employee.

Annual Cash Incentive Payments.

In addition to base salaries, our compensation committee generally awards annual cash incentive payments to our named executive officers. The annual cash incentive payments are intended to compensate our named executive officers for achieving our short-term operating performance objectives and strategic initiatives that are important to our success. The annual cash incentive payments are paid during the first quarter following the completion of the performance year to which the payments relate.

Pursuant to the terms of his or her initial employment agreement, each named executive officer is eligible for a target annual cash incentive payment of an amount up to 50% of that executive officer’s annual base salary. However, to reward exceptional performance, our compensation committee may discretionarily increase the actual payment above the target percentage. In March 2009, our compensation committee approved an increase in the target bonus for Mr. Barr from 50% to 75%. In February 2010, our compensation committee approved an increase in the target bonus of Mr. Barr from 75% to 100%. See “—Compensation Determination Process.”

Prior to the start of each year, our executive officers identify key initiatives that are important to the success of our company for that year. Our annual “Corporate Top Ten Objectives” are derived from these initiatives. These objectives are specific goals that relate to what we believe are the most important value-creating deliverables at the time we set the goals. The Company’s performance against these objectives, together with other relevant information the board of directors considers, determines the amount of the overall bonus pool for all of our employees, including our named executive officers.

These objectives are reviewed with, and approved by, our board of directors at the beginning of each year, with the understanding that our business priorities may change over the course of the year, and such changes will be taken into account in evaluating our performance against these goals at the end of the year. These corporate goals and the proportional emphasis placed on each goal vary from year to year, depending on our overall strategic objectives, but they generally relate to factors such as:

•	achieving targeted financial results, including EBITDA performance;

•	progressing existing products and developing new products within our research and development pipeline;

•	delivering clinical and regulatory milestones, including enrolling patients in clinical studies, devising solutions to medical problems and/or obtaining FDA approval for research protocols;

•	achieving sales and marketing targets (worldwide and for specified geographic areas or products);

•	establishing new collaborative arrangements, including with distributors or research partners; and

•	meeting operational goals, including improving manufacturing efficiency, ensuring compliance with all regulatory obligations and implementing key business systems.

Because these objectives are set at extremely challenging levels, 100% achievement of these objectives constitutes superior performance.

For 2009, the compensation committee reassessed our annual cash incentive program and modified it to assess 50% of the weighted annual payout to the achievement of sales and EBITDA. The committee weighted 25% of the annual incentive pool each to sales and EBITDA. The payout scale for achieving sales and EBITDA ranged from 50% to 150% based upon achieving 80% to 120% or higher versus the target.

Our Corporate Top Ten Objectives for 2009 were:

•	achieving targeted financial results for sales and EBITDA (weighted 50% of total);

•	meeting specific milestones for our AMPLATZER PFO Occluder clinical trials that included recruitment and site enrollment;

•	progressing key pipeline projects, such as our vascular graft projects;

•	successful conversion of distributors to direct distribution in the Netherlands, Belgium, France, Portugal and Canada;

•	launching European centralized distribution center;

•	successful conversion to our new ERP system; and

•	achieving targeted sales growth for specific products and markets.

At the end of each year, our named executive officers assess our performance against these objectives and rate our performance as “above target,” “target” or “below target” for each objective. If an objective was not completely met as reflected, the rating would be “below target;” if an objective was achieved or marginally exceeded, the rating would be “target;” and if an objective was far exceeded or resulted in additional benefits, the rating would be “above target.” Our named executive officers then recommend to the board of directors an overall level of achievement by our company against our Corporate Top Ten Objectives in numerical terms. In making the recommendation, appropriate consideration is given to the fact that these objectives are set at extremely challenging levels and 100% achievement of these objectives constitutes superior performance. Furthermore, appropriate consideration is given to qualitative factors that provide the context for our performance against various objectives, our other significant achievements that are not fully reflected in the Corporate Top Ten Objectives and changes in our business conditions, strategies and priorities that would assist the board in making a fair and comprehensive assessment of our performance. Based on the recommendations of our named executive officers, and after considering an array of information, our board of directors approves the overall level of achievement for our company against our Corporate Top Ten Objectives, which then determines the amount of aggregate bonus pool for all employees.

Taking into account the amount of the bonus pool, our compensation committee then makes individual determinations regarding the amount of the annual cash incentive payment for the named executive officers. The determinations of the amounts to be paid are not formulaic and are not based on specific performance targets. Rather, they are based on the Chief Executive Officer’s subjective assessment of the contributions made by the executive officer to our company’s performance and, in the case of our Chief Executive Officer, an evaluation of his performance from our compensation committee.

With respect to our 2009 performance year, we achieved an 80% payout out of the possible 25% weighting for our achievement of sales of $198.7 million and 50% payout out of the possible 25% weighting for our achievement of adjusted EBITDA of $45.9 million to account for 32.5% payout out of a possible 50%.

With respect to the remaining 2009 objectives, we performed “at target” for:

•	successfully converting distributors in Belgium, France, Portugal and Canada;

•	completing implementation of our new ERP system and going live by the targeted date;

•	implementing a strong legal compliance program to ensure training of all employees and distributors worldwide;

•	establishing international operations with a focus on centralized distribution in Europe, and;

•	completing customer satisfaction survey and achieving targeted results.

In evaluating our performance against those objectives that were rated “below target,” the following factors were considered:

•	we nearly met our enrollment goals in our clinical trials but did not meet all of the elements of the objective;

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we did not meet our new product sales goals partially due to delays in the launch and approval of certain products, and the business decision to execute a more focused launch for a certain product; and

•	we were delayed in achieving certain development milestones for certain products which resulted in missing regulatory filings which we targeted.

In addition, consideration was given to a number of significant achievements made by our company that were not fully reflected in the ratings for the Corporate Top Ten Objectives. These achievements included:

•	the successful completion of the Company’s initial public offering in October 2009;

•	the acquisition of the distribution rights of our Italian distributor which was not planned on;

•	strong progress made by our manufacturing and quality teams in operational efficiencies;

•	our strengthened and focused management team.

Based on all of the factors described above, for 2009, our named executive officers recommended an overall level of achievement of 80% for our company against our Corporate Top Ten Objectives, and the board of directors approved this recommendation.

Based on the 2009 aggregate bonus pool for all employees and the overall level of achievement for our company, our compensation committee approved total annual cash incentive payment amounts for 2009 performance equal to 110% of the 80% achievement level for Mr. Barr and 105% of the 80% achievement level for Ms. Makes and Mr. Lund. These percentages reflect what the compensation committee believed were the relative contributions of each such named executive officer based upon its subjective evaluation of the executive officer’s individual contribution to our company’s performance. In recommending these percentages, the compensation committee considered, among other things, the following achievements: for Mr. Barr, his overall leadership skills, particularly in driving the support of research and development programs, advancing the progress of our clinical trials, strengthening the management team – particularly the sales and distribution channels for the US and Europe, and our strong year over year financial performance; for Ms. Makes, her overall leadership skills, particularly with respect to our strong year over year financial performance, advancing the implementation of strong business processes around our internal controls over financial reporting, completing the ERP System implementation as planned, the distributor conversions, and the successful completion of the Company’s initial public offering during the year; and for Mr. Lund, his overall leadership skills, particularly with respect to overseeing the various legal matters the Company was handling, including the patent infringement matters the distributor conversions, and the successful completion of the Company’s initial public offering during the year.

As part of achieving the 2006 recapitalization milestone, Mr. Barr was granted a $1.4 million retention bonus in April 2006 that vests over a five-year period. The second year payment was accelerated in recognition of his contribution to our company during the eight months prior to the grant. Accordingly, he received 40% of his retention bonus in April 2006, no payment in 2007, was paid 20% in April 2008, 20% in April 2009 and 20% in April 2010.

For 2010, the compensation committee again modified the structure of the Company’s cash incentive program. In 2010, 80% of our performance will be tied to the achievement of our sales and EBITDA targets. Both sales and adjusted EBITDA will be weighted 40% each. In addition, the compensation committee directed the Company to modify its incentive compensation program to introduce the Corporate Top Five Objectives for 2010. These include the following:

•	achieving enrollment targets in our AMPLATZER PFO Occluder clinical trials;

•	receiving conditional approval and full approval of our AMPLATZER Cardiac Plug clinical trial, and achieving certain enrollment targets;

•	defining and implementing a worldwide strategy for our vascular business and achieving certain sales and growth targets;

•	assessing methods to streamline the development and regulatory processes; and

•	achieving certain R&D milestones for key programs.

Long-Term Equity Incentives. We generally provide long-term equity incentive compensation to our named executive officers in the form of stock options granted under our 2006 Equity Incentive Plan, and, following completion of our initial public offering, under our 2008 Equity Incentive Plan. We believe that our company’s long-term financial success is achieved in part through an ownership culture that encourages our executive officers to focus on our company’s long-term performance through the use of equity and equity-based awards.

In 2007, our General Counsel, Mr. Lund, was awarded 83,916 stock options under our 2006 Equity Incentive Plan in conjunction with entering into an independent contractor agreement to serve as our General Counsel. His stock options vest over a three-year period, consistent with the three-year term of his independent contractor agreement with us in effect at that time. In July 2008, Mr. Lund was awarded 41,958 additional stock options in conjunction with entering into a three-year employment agreement to continue to serve as our General Counsel. These stock options also vest over a three-year period, consistent with the three-year term of his employment agreement. In 2009, Mr. Lund was awarded 21,000 restricted stock units (RSUs) under our 2008 Equity Incentive Plan following the completion of our IPO. In 2006, our then Chief Operating Officer, Mr. Barr, and our Chief Financial Officer, Ms. Makes, were awarded stock options under our 2006 Equity Incentive Plan, and shares underlying those stock options represented approximately 1.5% and 0.75% of the then-outstanding shares, respectively. The options vest over a five-year period. The amounts of those stock options were determined as part of the terms of the executive officer’s respective employment agreement at the time of his or her initial hire and reflected WCAS’s practices with respect to the size of equity grants awarded to similarly situated executive officers at other private companies in its portfolio. Mr. Barr and Ms. Makes did not receive additional awards of stock options in 2007, 2008 or 2009 because our compensation committee believed that the awards they received in 2006 provided them with levels of equity ownership that the committee considered appropriate for their respective roles, taking into account the fact that the 2006 option grants were made to executive officers at a private company. In March 2010, Mr. Barr received a grant of 300,000 stock options of which 150,000 options vest over a four year period and 150,000 vest upon achievement of certain pre-determined stock price targets. As previously stated, Mr. Gougeon is one of our controlling stockholders and, therefore, did not receive any equity-based compensation while serving as our Chief Executive Officer.

All equity awards to our employees are granted at no less than the fair market value of our common stock on the date of the grants, which, prior to our initial public offering was based on independent valuations that were effective at the time of the grant and, subsequent to our initial public offering, has been and will be based on the closing market price of our common stock. We do not have any program or plan obligation that requires us to grant equity compensation on specified dates, and we have not made equity grants in connection with the release or withholding of material non-public information.

Our board of directors and stockholders have adopted the 2008 AGA Medical Holdings, Inc. Equity Incentive Plan. The terms of the 2008 Equity Incentive Plan are described below under the heading Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table-2008 Equity Incentive Plan.” The 2008 Plan replaced our existing 2006 Equity Incentive Plan and gives our compensation committee greater flexibility to make a wide variety of equity awards.

We have not adopted stock ownership guidelines for our named executive officers and other key employees.

Employee Stock Purchase Plan. Our board of directors and stockholders have adopted the 2008 AGA Medical Holdings, Inc. Employee Stock Purchase Plan, or the ESPP. The ESPP is designed to provide an incentive to attract, retain and reward eligible employees. The ESPP qualifies as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. The ESPP is generally available to all eligible employees, including our named executive officers under the same offering and eligibility terms, and is not tied to any performance criteria.

A maximum of 559,440 shares of our common stock are reserved for issuance under the ESPP. The number of shares reserved pursuant to the ESPP is subject to adjustment to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. The material terms of the ESPP are as follows:

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Administration. The ESPP is administered by our board of directors or a committee of the board. The plan administrator has the authority to construe and interpret the terms of the ESPP and the purchase rights granted under it, to determine eligibility to participate, and to establish policies and procedures for administration of the ESPP.

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Eligibility. Each of our employees and employees of any subsidiary designated by the administrator is eligible to participate in the ESPP if they are customarily employed by us for more than 20 hours per week and more than five months in any calendar year, except that an employee may not be granted a right to purchase stock under the ESPP if, immediately after the grant, the employee would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or of any parent or subsidiary entity.

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Offerings. The ESPP is implemented by offerings of purchase rights to eligible employees. The initial offering period began on the day the underwriting agreement was executed in connection with the initial offering and will end on June 30, 2010, unless sooner terminated.

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Participation. Eligible employees who enroll in the ESPP may elect to have up to 10% of their eligible compensation withheld and accumulated for the purchase of shares at the end of each offering period in which they participate. All eligible employees were automatically enrolled in the ESPP’s initial offering period and may purchase shares by delivering an exercise notice and payment of the applicable purchase price prior to the initial purchase date referred to above. Participation shall end automatically upon termination of employment for any reason.

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Purchase of Shares. Amounts accumulated for each participant will be used to purchase shares of our common stock at the end of each offering period (each, a “purchase date”) at a price generally equal to 85% of the lower of the fair market value of our common stock at the beginning of an offering period or at the end of the offering period. The maximum number of shares a participant may purchase in any calendar year is the lesser of: (1) the number of shares having a fair market value of $25,000 (determined on the purchase date) or (2) the number of shares having a fair market value equal to 10% of the participant’s eligible compensation for such year (determined on the purchase date).

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Corporate Transactions. In the event of certain corporate transactions, an acquiring or successor corporation may assume our rights and obligations under the ESPP. If the acquiring or successor corporation does not assume such rights and obligations or does not substitute them with similar rights and obligations, then the purchase date of the offering periods then in progress will be accelerated to a date prior to the effective time of the corporate transaction.

Other Benefits. We also provide certain other benefits to all of our named executive officers who are full-time employees that are not tied to any performance criteria and are intended to be part of a competitive compensation program. These benefits include:

•	health, vision and dental insurance;

•	flexible spending accounts;

•	paid time off;

•	basic and supplemental life insurance;

•	accidental death and dismemberment and short- and long-term disability insurance;

•	an employee stock purchase plan (see “—Employee Stock Purchase Plan”);

•	a 401(k) plan with a defined matching of contributions;

•	car allowances; and

•	an educational reimbursement program.

We believe that these benefits are comparable to those offered by other companies.

Severance and Change in Control Benefits

Our named executive officers are entitled to certain severance and change in control benefits, the terms of which are described below under “Potential Payments Upon Termination or Change in Control.” We believe these severance and change in control benefits are an essential element of our compensation program for our executive officers and assist us in recruiting and retaining talented individuals. The compensation committee believes that these benefits are valuable as they address the valid concern that it may be difficult for our named executive officers to find comparable employment in a short period of time in the event of termination or change in control. Our compensation committee believes that consideration of a change in control could be a distraction to an executive officer and could cause an executive officer to consider alternative employment opportunities at a time when the executive’s continued service may be crucial to our company. In order to ensure continued dedication, objectivity and stability of our named executive officers in the event of a change in control, the compensation committee has decided to provide our named executive officers with severance payments and acceleration of vesting of stock options in connection with termination of employment following a change in control and acceleration of vesting of stock options upon a change in control. These terms are incorporated into each named executive officer’s employment agreement. These severance and change in control benefits may differ for named executive officers depending on the positions they hold and how difficult it might be or how long it might take for them to find comparable employment.

Compensation Committee Report

The compensation committee of the Company has reviewed and discussed the section of this proxy statement entitled “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the board that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement.

COMPENSATION COMMITTEE:

Tommy G. Thompson, Chair

Paul B. Queally

Franck L. Gougeon

Summary Compensation Table

The following table provides information regarding the compensation earned during fiscal 2009, 2008 and 2007 by our named executive officers:

Name and principal position	Year	Salary (1) ($)	Bonus ($)	Stock option awards (2) ($)	Stock Awards	Non-equity incentive plan compensation ($)	All other compensation ($)	Total ($)
John R. Barr (3)	2009	433,285	280,000	466,559		284,070	65,191	1,529,105
Chief Executive	2008	418,631	280,000	466,922		192,513	71,294	1,429,360
Officer	2007	404,593	—	466,196		211,400	76,405	1,158,594
Brigid A. Makes (4)	2009	282,341		231,549		117,796	24,597	656,283
Chief Financial	2008	272,792	—	230,708		125,458	22,567	651,525
Officer	2007	263,198	—	231,392		131,270	41,062	666,922
Ronald E. Lund	2009	391,668		561,692	7,276	160,129	19,146	1,139,911
General	2008	490,880	—	344,284		189,750	12,118	1,037,032
Counsel (5)	2007	351,040	—	228,214		—	—	579,254

(1)	Reflects base salary earned during the fiscal year covered.

(2)	Reflects the grant date fair value of awards granted in 2007, 2008, and 2009, calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (ASC 718). These values have been determined based on the assumptions set forth in Note 11 to our consolidated financial statements for 2009, included in our Form 10-K filed with the Securities and Exchange Commission.

(3)	Mr. Barr’s “Bonus” for 2008 reflects 20% of the $1.4 million retention bonus granted in 2006 as part of achieving the 2006 recapitalization milestone. Mr. Barr was paid $560,000 in April of 2006, which represented accelerated payments for years 2006 and 2007 in recognition of his contribution to our company during the eight months prior to the grant, $280,000 in April of 2008 and 2009, and 20% in April 2010. He will also be paid $280,000 in April of 2010 if he is still employed by us at that time. See “—Annual Cash Payments.”

Mr. Barr’s “All Other Compensation” for 2009 includes: living costs associated with his residence in Minnesota of $43,172; car allowance of $10,966; company 401(k) matching contribution of $9,800; and life insurance premiums of $1,254. The incremental cost to us of Mr. Barr’s living costs is based on the amount billed to our company.

(4)	Ms. Makes’ “All Other Compensation” for 2009 includes: car allowance of $11,433; air travel incentive (paid under our travel policy to employees who fly coach versus business class on 136 commercial international flights) of $2,500; company 401(k) matching contribution of $9,800; and life insurance premiums of $864.

(5)	Mr. Lund was engaged as an independent contractor through June 2008, after which he became employed by the Company as General Counsel pursuant to an employment agreement. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Mr. Lund’s Consulting Agreement and Employment Agreement.”

Mr. Lund’s “Salary” for 2008 reflects payments of $303,380 for contract services rendered through June 30, 2008 and $187,500 of base salary he earned for the period from July 1, 2008 through December 31, 2008 pursuant to his employment agreement. His salary for 2007 reflects payments for contract services rendered during 2007.

Mr. Lund’s stock award reflects the aggregate grant date fair value, calculated in accordance with ASC 718, of an award of 21,000 restricted stock units granted on November 30, 2009. The value was determined based on the assumptions set forth in Note 11 to our consolidated financial statements for 2009, included in our Form 10-K filed with the Securities and Exchange Commission.

Mr. Lund’s “All Other Compensation” for 2009 includes: car allowance of $9,346; and a company 401(K) matching contribution of $9,800.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to our named executive officers in fiscal 2009:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)	Estimated Future Payouts Under Equity Incentive Plan Awards (2)	Grant Date Fair Value of Stock and Option Awards (3)
		Target ($)	Target (#)
John R. Barr	n/a	$324,964	—	n/a
Chief Executive Officer
Brigid A. Makes	n/a	$141,171	—	n/a
Chief Financial Officer
Ronald E. Lund	11/30/2009	$195,834	21,000	$262,080
General Counsel

(1)	These columns show the target payouts for fiscal 2009 performance for cash incentive payments described in the section entitled “Annual Cash Incentive Payments” in the “Compensation Discussion and Analysis” on page 21. The actual cash incentive payments for 2009 performance are shown in the column “Non-equity Incentive Plan Compensation” of the “Summary Compensation Table” on page 30.
(2)	Reflects long-term equity incentive awards in the form of restricted stock units awarded for fiscal 2009 performance, as described in the section entitled “Long-Term Equity Incentives” in the “Compensation Discussion and Analysis” on page 21. The aggregate grant-date fair value of such awards, computed in accordance with FASB ASC Topic 718, is shown in the column “Stock Awards” of the “Summary Compensation Table” on page 30.
(3)	The amounts represent the grant date fair value of long-term incentive awards in the form of performance-based restricted stock units computed in accordance with FAS 123R. These values have been determined based on the assumptions set forth in Note 11 to our consolidated financial statements for 2009, included in our Form 10-K filed with the Securities and Exchange Commission.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

We have employment agreements with all of our named executive officers, and, other than with respect to Mr. Lund, the terms of employment are specified in offer letters extended to our named executive officers prior to their commencement of employment. Mr. Lund entered into a consulting agreement with us during 2007, which set forth the terms of his engagement as an independent contractor in the role of General Counsel. In July 2008, we terminated his consulting agreement and entered into an employment agreement with him.

Mr. Barr’s Employment Agreement

We have an employment agreement with Mr. Barr, entered into on September 19, 2005, with an initial term of three years but automatically renewable for successive one-year periods, unless terminated by either party upon 30 days’ prior written notice. The employment agreement provides that Mr. Barr will receive a base salary of at least $380,000 per year, payable in accordance with our payroll practices for our executives. Mr. Barr’s base salary may not be decreased without Mr. Barr’s consent. So long as Mr. Barr is employed by us, he is entitled to a cash bonus for each calendar year during the term of the agreement, payable no later than March 15th following the close of such calendar year, in an amount determined by our compensation committee.

Mr. Barr’s employment agreement provided that he would receive, when an equity incentive plan was available, an equity grant equal to approximately 1.5% of our then outstanding shares, which resulted in a grant of options to purchase 619,980 shares of our common stock in 2006 upon the adoption of our 2006 Equity Incentive Plan. His employment agreement also provides that his options would vest 20% each year over a five-year period beginning on September 19, 2005, the date of commencement of his employment with us.

Mr. Barr is also entitled to participate in any and all employee benefit plans, policies or perquisites from time to time in effect for our executives. We are required to reimburse Mr. Barr for all reasonable and necessary business expenses incurred or paid in the performance of his duties, subject to any maximum annual limit or other restrictions on such expenses set by our board. Mr. Barr is entitled to receive an automobile allowance at the rate of $750 per month, payable as additional ordinary income, as well as reimbursement for his automobile insurance premiums incurred on his primary automobile used for business purposes, including any applicable taxes incurred as a result of such payments. We were also required to reimburse Mr. Barr for reasonable relocation expenses and temporary living costs incurred by him in connection with transferring his residence to the state of Minnesota, up to a maximum of $130,000. In February 2010, the compensation committee approved continued support in reimbursing Mr. Barr’s living costs associated with his residence in Minnesota.

Ms. Makes’ Employment Agreement

We have an employment agreement with Ms. Makes, entered into on October 2, 2006, with an initial term of three years but automatically renewable for successive one-year periods, unless terminated by either party upon 30 days’ prior written notice. The employment agreement provides that Ms. Makes will receive a base salary of at least $260,000 per year, payable in accordance with our payroll practices for our executives. Ms. Makes’ base salary may not be decreased without Ms. Makes’ consent. So long as Ms. Makes is employed by us, she is entitled to a cash bonus for each calendar year during the term of the agreement, payable no later than March 15th following the close of such calendar year, in an amount determined by our compensation committee.

At the time of Ms. Makes’ hiring in October 2006, her employment agreement provided that she would receive an equity grant equal to approximately 0.75% of our then outstanding shares, which resulted in a grant of options under our 2006 Equity Incentive Plan to purchase 307,692 shares of our common stock. Her employment agreement provided that her options would vest 20% each year over a five year period beginning on the date of commencement of her employment with us.

Ms. Makes is also entitled to participate in any and all employee benefit plans, policies or perquisites from time to time in effect for our executives. We are required to reimburse Ms. Makes for all reasonable and necessary business expenses incurred or paid in the performance of her duties, subject to any maximum annual limit or other restrictions on such expenses set by our board. Ms. Makes is entitled to receive an automobile allowance at the rate of $750 per month, payable as additional ordinary income, as well as reimbursement for her automobile insurance premiums incurred on her primary automobile used for business purposes, including any applicable taxes incurred as a result of such payments. We were also required to pay for or reimburse Ms. Makes for reasonable relocation expenses and temporary living costs incurred by her in connection with transferring her residence to the state of Minnesota, up to a maximum of $100,000.

Mr. Lund’s Consulting Agreement and Employment Agreement

We had a three-year consulting agreement with Mr. Lund, entered into on June 1, 2007. The consulting agreement provided that we would pay Mr. Lund $400 per hour worked with a maximum compensation of $3,200 per day and $16,000 per week. The agreement also assured Mr. Lund at least 24 hours of pay per week. Mr. Lund was engaged as an independent contractor and as such did not participate in the non-equity incentive plan and was not eligible for any additional compensation or benefits offered by us to our employees. His independent contractor agreement also entitled him to receive an equity grant of options to purchase 83,916 shares of our common stock. Mr. Lund’s equity grant vests approximately 33% each year over the term of his three-year consulting agreement. We were required to reimburse Mr. Lund for all reasonable and necessary business expenses incurred or paid in the performance of his services, subject to any maximum annual limit or other restrictions on such expenses set by our board of directors.

On July 1, 2008, we entered into a three-year employment agreement with Mr. Lund pursuant to which he continues to serve as our General Counsel. This agreement is automatically renewable for successive one-year periods, unless terminated by either party upon 30 days’ prior written notice. It provides that Mr. Lund will receive an initial base salary of $375,000 per year payable in accordance with our payroll practices for our executives. So long as Mr. Lund is employed by us, he is entitled to receive a cash bonus for each calendar year during the term of the agreement, payable no later than March 15th following the close of such calendar year, in an amount to be determined by our compensation committee. His agreement also entitled Mr. Lund to receive 41,958 additional stock options under our 2006 Equity Incentive Plan, which options vest approximately 33% each year over the three-year term of his employment agreement. As clarified by the reformation agreement, effective as of July 1, 2008, such options were granted on December 31, 2008 and have an exercise price of $2.75, which is what our board of directors determined to be the fair value of our common stock on that date.

As described more fully in “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control,” each of our named executive officers is entitled to receive certain benefits upon a qualifying termination of his or her employment agreement.

2006 Equity Incentive Plan

The 2006 Equity Incentive Plan authorizes the compensation committee of the board of directors to grant stock options to directors, officers and key employees. The plan authorizes grants of options to purchase up to 4,895,104 shares of Class B common stock. All outstanding shares of Class B common stock were converted into shares of common stock upon the completion of our initial public offering. Although the plan allows for the granting of stock options, restricted stock units and stock appreciation rights as well as other awards, only stock options have been granted under the plan to date.

Options granted under the plan typically vest over a five-year period and are generally exercisable for ten years after the date of the grant. The exercise price of the options granted under the plan will not be less than 100% of the fair market value on the date of the grant. Upon termination of a participant’s employment, the options granted under the plan are terminated, except that, in the case of termination other than for cause, they will remain exercisable for a certain period of time if they were vested at the time of termination.

Upon the occurrence of a “covered transaction” (as defined therein), which includes a change in control, each outstanding stock option and stock appreciation right will become fully exercisable, and the delivery of shares of stock under each outstanding award of stock units will be accelerated and such shares delivered prior to the covered transaction.

2008 Equity Incentive Plan

Our board of directors and stockholders adopted the 2008 AGA Medical Holdings, Inc. Equity Incentive Plan, or the 2008 Plan, in connection with our initial public offering. The following description of the 2008 Plan is not complete and is qualified by reference to the full text of the stock incentive plan. The 2008 Plan is designed to continue to give our company maximum flexibility in recruiting and retaining key employees and other service providers, and in motivating such professionals to exert their best efforts on behalf of our company.

The 2008 Plan permits the grant of the equity based compensation described below to our employees, directors or consultants or those of our affiliates. A maximum of approximately 1,951,315 shares of common stock may be subject to awards under the stock incentive plan. The maximum number of shares of common stock for which incentive stock options may be granted will be 839,160. Shares of common stock covered by awards that expire, terminate or lapse will again be available for grant under the stock incentive plan.

Administration. The 2008 Plan is administered by our compensation committee, which may delegate its duties and powers to a subcommittee thereof or to our Chief Executive Officer. Our compensation committee has the sole discretion to determine the employees, directors and consultants to whom awards may be granted under the 2008 Plan and the manner in which such awards will vest.

Options. Our compensation committee determines the exercise price for each option, provided that an option must have an exercise price that is at least equal to the fair market value of a share of common stock on the date the option is granted. Options granted under the 2008 Plan are exercisable by the option holder at such time and upon such terms and conditions as determined by our compensation committee; however, in no event will an option be exercisable more than ten years after the date it is granted. All options granted under the 2008 Plan are intended to be nonqualified stock options, unless the applicable award agreement expressly states that the option is intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Stock Appreciation Rights. Our compensation committee may grant stock appreciation rights, or SARs, independent of or in connection with an option. The exercise price per share of a stock appreciation right will be an amount determined by our compensation committee, which generally will be the fair market value of a share on the date the stock appreciation right is granted; provided that if the stock appreciation right is granted in conjunction with an option, the exercise price of the SAR may not be less than the option price of the related option. Each SAR will entitle a participant upon exercise to an amount equal to the product of (1) the excess of (A) the fair market value on the exercise date of one share of common stock over (B) the exercise price per share, times (2) the number of shares of common stock covered by the stock appreciation right. Payment may be made in shares of common stock and/or in cash. Our compensation committee may impose, in its discretion, conditions upon the exercisability of SARs, but in no event will a SAR be exercisable more than ten years after the date it is granted.

Restricted Stock Units and Other Stock-Based Awards. Our compensation committee may grant awards of restricted stock units and other stock-based awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of shares of our common stock. Our compensation committee will determine all of the terms and conditions for such restricted stock unit awards and other stock based awards.

Performance-Based Awards. During any period when Section 162(m) of the Code is applicable to us and the 2008 Plan, certain other stock-based awards may be granted in a manner designed to make them deductible by us under Section 162(m) of the Code (“Performance-Based Awards”). Such Performance-Based Awards will be determined based on the attainment of written objective performance goals approved by our compensation committee for a performance period established by our compensation committee. The performance goals will be based upon one or more of the performance criteria set forth in the 2008 Plan. The maximum amount of a Performance-Based Award denominated in shares and payable to any one participant under the 2008 Plan for a performance period is 167,832 shares of common stock; or, in the event the Performance-Based Award is paid in cash, the equivalent cash value thereof on the last day of the performance period to which such Performance-Based Award relates. With respect to a Performance-Based Award not denominated in shares, the maximum amount payable to any one participant under the plan is $3,000,000. Our compensation committee will determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given participant and, if they have, will so certify and ascertain the amount of the applicable performance-based award. The amount of the performance-based award actually paid to a participant may be reduced at the discretion of our compensation committee.

Change in Control. In the event of a change in control after the effective date of the 2008 Plan, our compensation committee will do one or more of the following: (A) accelerate the vesting of, or waive any restrictions with respect to, any outstanding award then held by a participant which is unexercisable or subject to lapse restrictions; (B) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected award previously granted hereunder as determined by our compensation committee in its sole discretion, which (1) in the case of an option or stock appreciation right, will have an aggregate spread value (as defined below) that is identical to the aggregate spread value of the affected option or stock appreciation right previously granted hereunder as of the date of the change in control or (2) in the case of other stock-based awards, will have an equivalent fair market value to the affected other stock-based awards, which, in either case of clause (1) or (2), will either be fully vested or continue to vest on the same schedule as the affected award previously granted hereunder, and that have other terms as determined by our compensation committee in its sole discretion; and/or (C) if our company is the surviving entity in any change in control, continue to administer the plan and have any existing award remain outstanding in accordance with its terms following the change in control. In addition, in the event of a change in control after the effective date, our compensation committee may, in its sole discretion, cancel any portion of an award outstanding as of such change in control in exchange for the payment to the participant for fair value (as determined in the sole discretion of our compensation committee) which, in the case of an option or stock appreciation right, equals the excess, if any, of the fair market value as of the date of such change in control of the shares subject to the vested portion of the option or stock appreciation right over the aggregate exercise price (the “spread value”).

Outstanding Equity Awards at December 31, 2009

The following table sets forth certain information regarding equity awards granted to our named executive officers outstanding as of December 31, 2009

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John R. Barr	495,984	123,996	(1)	7.15	9/19/2015	—		—
Chief Executive Officer
Brigid A. Makes	184,615	123,077	(2)	7.15	10/1/2016	—		—
Chief Financial Officer
Ronald E. Lund	55,944	27,972	(3)	14.30	6/1/2017	—		—
General Counsel	13,986	27,972	(4)	19.66	7/1/2018	21,000	(5)	310,170

(1)	Exercisable in five annual installments which began on September 19, 2006.
(2)	Exercisable in five annual installments which began on October 1, 2007.
(3)	Exercisable in three equal annual installments which began on June 1, 2008.
(4)	Exercisable in three equal annual installments which began on July 1, 2009.
(5)	Exercisable in three equal annual installments which began on November 30, 2009.

Option Exercises and Stock Vested in 2009

None of our named executive officers had options that were exercised or restricted stock that vested during 2009.

Pension Benefits for 2009

We do not offer pension benefits to our named executive officers.

Non-Qualified Deferred Compensation for 2009

We do not offer non-qualified deferred compensation to our named executive officers.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments and benefits to which our named executive officers would be entitled upon termination of employment or a change in control of our company. All calculations are based on an assumed termination or change in control date of December 31, 2009.

The table below does not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers.

Termination as of December 31, 2009

	Cash Severance Payments	Healthcare Premiums	Acceleration of Equity Awards	Total
John R. Barr
Termination without Cause	$975,878	$—	$—	$975,878
Death	$1,574,964	$—	$—	$1,574,964
Disability	$541,935	$49,854	$—	$591,790
Termination due to Change in Control	$975,878	$—	$944,850	$1,920,728

Brigid A. Makes
Termination without Cause	$423,941	$—	$—	$423,941
Death	$1,391,171	$—	$—	$1,391,171
Disability	$282,556	$15,666	$—	$311,700
Termination due to Change in Control	$423,941	$—	$937,847	$1,361,788

Ronald E. Lund
Termination without Cause	$578,971	$—	$—	$578,971
Death	$187,500	$—	$—	$187,500
Disability	$387,403	$1,596	$—	$388,998
Termination due to Change in Control	$578,971	$—	$323,317	$902,288

Summary of Key Agreements

As described above, in 2009, each of our named executive officers had an employment agreement with us.

The following is a summary of severance benefits that would be provided to Mr. Barr, Ms. Makes and Mr. Lund in the event of termination of employment or change of control pursuant to the terms of the named executive officer’s employment agreement.

Mr. Barr’s Employment Agreement

Mr. Barr’s employment agreement provides for the following payments and benefits upon certain termination events or change of control.

If we terminate Mr. Barr without cause (as defined in the employment agreement), we will pay Mr. Barr:

•	his base salary at the rate in effect on the termination date for another 18 months; and

•	a one-time lump sum payment equal to the balance of earned but unused vacation days as of the termination date.

In addition, if we terminate Mr. Barr without “cause,” Mr. Barr’s stock options that were vested at the time of termination will remain exercisable for a period of 90 days following termination after which time such stock options will be forfeited.

In the event of termination due to a disability, he will receive six months of base salary and a one-time lump sum payment equal to the balance of earned but unused vacation days as of the termination date, in addition to 18 months of continued company-paid health insurance benefits.

Upon a change of control, Mr. Barr’s stock options will automatically vest, provided that he is still employed by us at the time of the change of control.

If Mr. Barr is terminated for cause, he will not receive any severance payments or benefits other than accrued vacation, and all vested and unvested options will be forfeited without further action. If Mr. Barr’s employment is voluntarily terminated by him, he will not receive any severance payments or benefits other than accrued vacation.

In the event of termination due to death, we will pay Mr. Barr’s designated beneficiary or his estate an amount equal to the balance of his earned but unused vacation days as of the termination date and any life insurance carried on behalf of Mr. Barr for the benefit of his beneficiaries and estate.

We also have an understanding that if we terminate Mr. Barr without “cause” or his employment is terminated due to a disability or death on the last day of the fiscal year, we would pay him a bonus for that calendar year in which the termination occurs.

Ms. Makes’ Employment Agreement

Ms. Makes’ employment agreement provides for the following payments and benefits upon certain termination events or change of control.

If we terminate Ms. Makes without cause (as defined in the employment agreement), we will pay Ms. Makes:

•	her base salary at the rate in effect on the termination date for another 12 months;

•	a one-time lump sum payment equal to the balance of earned but unused vacation days as of the termination date; and

•

a bonus for the calendar year in which the termination date occurs on a pro-rata basis through the termination date to be determined in the sole discretion of the board; provided, however, that this bonus will not be less than 37.5% nor more than 50% of Ms. Makes’ base salary through the termination date.

In addition, if we terminate Ms. Makes without cause, Ms. Makes’ stock options that were vested at the time of termination will remain exercisable for a period of 90 days following termination after which time such stock options will be forfeited.

In the event of termination due to a disability, she will receive six months of base salary and a one-time lump sum payment equal to the balance of earned but unused vacation days as of the termination date, in addition to 18 months of continued company-paid health insurance benefits.

Upon a change of control, Ms. Makes’ stock options will automatically vest, provided that she is still employed by us at the time of the change of control.

If Ms. Makes is terminated for cause, she will not receive any severance payments or benefits other than accrued vacation, and all vested and unvested options will be forfeited without further action. If Ms. Makes’ employment is voluntarily terminated by her, she will not receive any severance payments or benefits other than accrued vacation.

In the event of termination due to death, we will pay Ms. Makes’ designated beneficiary or her estate an amount equal to the balance of her earned but unused vacation days as of the termination date and any life insurance carried on behalf of Ms. Makes for the benefit of her beneficiaries and estate.

We also have an understanding that if Ms. Makes’ employment is terminated without cause or due to a disability or death on the last day of the fiscal year, we would pay her a bonus for that calendar year in which the termination occurs.

Mr. Lund’s Employment Agreement

Mr. Lund’s employment agreement provides for the following payments and benefits upon certain termination events or change of control.

If we terminate Mr. Lund without cause (as defined in the employment agreement) we will pay Mr. Lund:

•	his base salary at the rate in effect on the termination date for another 12 months; and

•	a one-time lump sum payment equal to the balance of earned but unused vacation days as of the termination date.

In addition, if we terminate Mr. Lund without cause, Mr. Lund’s stock options that are vested at the time of termination will remain exercisable for a period of 90 days following termination after which time such options will be forfeited.

In the event of termination due to a disability, he will receive six months of base salary and a one-time lump sum payment equal to the balance of earned but unused vacation days as of the termination date in addition to 18 months of continued company-paid health insurance benefits.

Upon a change of control, Mr. Lund’s stock options will automatically vest; provided that he is still employed by us at the time of the change of control.

If Mr. Lund is terminated for cause, he will not receive any severance payments or benefits other than accrued vacation, and all vested and unvested options will be forfeited without further action. If Mr. Lund’s employment is voluntarily terminated by him, he will not receive any severance payments or benefits other than accrued vacation.

In the event of termination due to death, we will pay Mr. Lund’s designated beneficiary or his estate an amount equal to the balance of his earned but unused vacation days as of the termination date and any life insurance carried on behalf of Mr. Lund for the benefit of his beneficiaries and estate.

We also have an understanding that if we terminate Mr. Lund without cause or his employment is terminated due to a disability or death on the last day of the fiscal year, we would pay him a bonus for that calendar year in which the termination occurs.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors maintains an audit committee comprised of three of our independent directors, including a Financial Expert. The board of directors and the audit committee believe that the audit committee’s current member composition satisfies the Nasdaq Global Market Rule that governs audit committee composition, Rule 5605(c), including the requirement that audit committee members all be “independent directors” as that term is defined by Nasdaq Rule 5605(a)(2) and Exchange Act Rule 10A-3.

In accordance with its written charter adopted by the board of directors, the audit committee assists the board of directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of AGA Medical. In discharging its oversight responsibilities regarding the audit process, the audit committee:

(1)	reviewed and discussed the audited financial statements with management;

(2)	discussed with the independent registered public accounting firm the material required to be discussed by Statement on Auditing Standards No. 61, as amended; and

(3)	reviewed the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526 of the Public Company Accounting Oversight Board “Communication with Audit Committees Concerning Independence”, and discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence.

Based upon the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Terry Allison Rappuhn, Chair

Darrell J. Tamosuinas

Sean M. Traynor

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young for professional services rendered for the fiscal years ended December 31, 2009 and December 31, 2008. All Audit, Audit-Related Fees, Tax Fees, and All Other Fees were pre-approved by the audit committee.

	2009	2008
Audit Fees(1)	$883,000	$749,000
Audit-Related Fees(2)	$50,000	$17,000
Tax Fees(3)	$438,800	$299,020
All Other Fees	$—	$—

(1)	Audit services consisted principally of assistance with AGA Medical’s domestic and international audits, statutory audits, and IPO-related services which were $290,000 and $432,000 for 2008 and 2009, respectively.
(2)	Audit-related services consisted principally of advice regarding preparation for Sarbanes-Oxley compliance.
(3)	Tax advisory service was provided principally for the assistance with tax return preparation and advice.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected Ernst & Young, LLP, certified public accountants and independent registered public accounting firm, as AGA Medical’s independent registered public accounting firm for the fiscal year ending December 31, 2010. As contemplated by the audit committee charter, the board of directors is submitting the selection of Ernst & Young for stockholders’ ratification at the Annual Meeting. If the stockholders do not so ratify, the audit committee will reconsider its selection.

Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THIS APPOINTMENT.

OTHER INFORMATION

Expenses of Solicitation

AGA Medical will bear the costs of soliciting proxies, including the reimbursement to record holders of their expenses in forwarding proxy materials to beneficial owners. Directors, officers and regular employees of AGA Medical, without extra compensation, may solicit proxies personally or by mail, telephone, facsimile or e-mail or by any other means available.

Delivery of Documents to Stockholders Sharing an Address

We may satisfy SEC delivery rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more of our stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address unless AGA Medical has received contrary instructions from one or more of the stockholders. AGA Medical will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. Stockholders who wish to receive a separate copy of the proxy statement and annual report, now or in the future, should submit their request by contacting Broadridge, either by calling toll-free at (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Stockholders sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of AGA Medical’s shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Annual Report

AGA Medical’s 2009 Annual Report, including financial statements, is being sent to stockholders of record as of April 16, 2010 together with this proxy statement.

AGA MEDICAL WILL FURNISH TO STOCKHOLDERS WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009, UPON RECEIPT OF WRITTEN REQUEST ADDRESSED TO: INVESTOR RELATIONS DEPARTMENT, AGA MEDICAL HOLDINGS, INC., 5050 NATHAN LANE NORTH, PLYMOUTH, MINNESOTA 55442.

Stockholder Proposals and Director Nominations

In order for a stockholder proposal to be considered for inclusion in AGA Medical’s proxy statement for the 2011 Annual Meeting, the written proposal must be received by the Corporate Secretary at AGA Medical’s offices and no later than December 30, 2010. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

AGA Medical’s Amended and Restated Bylaws provide that a stockholder may present a proposal or nominee for director from the floor that is not included in the proxy statement if proper written notice is received by the Corporate Secretary at AGA Medical’s offices no earlier than February 7, 2011 and no later than March 9, 2011. Any such proposal or nomination must provide the information required by AGA Medical’s Amended and Restated Bylaws and comply with any applicable laws and regulations. For proposals that are properly submitted under our Amended and Restated Bylaws, if the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination, provided that we indicate in our proxy materials for the 2011 Annual Meeting advice on the nature of each such matter and how we intend to exercise our discretion.

All submissions to, or requests from, the Corporate Secretary should be made to AGA Medical’s principal offices at 5050 Nathan Lane North, Plymouth, Minnesota 55442, Attn: Corporate Secretary.

The board of directors knows of no other matter to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will vote on that business in accordance with their best judgment.

By order of the board of directors,

John R. Barr

President and Chief Executive Officer

AGA Medical Holdings, Inc.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

AGA MED HOLDINGS, INC
5050 NATHAN LANE NORTH PLYMOUTH, MN 55442

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		All	All	Except

		☐	☐	☐
1.	Election of Directors
Nominees
01	Daniel A. Pelak 02 Darrell J. Tamosuinas
The Board of Directors recommends you vote FOR the following proposal(s):							For	Against	Abstain
2	To ratify the selection of Ernst & Young LLP to be the company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.						☐	☐	☐
NOTE: In their discretion, upon such other business as may properly come before the Meeting or any adjournment or postponement thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

AGA MEDICAL HOLDINGS INC

Annual Meeting of Stockholders

June 7, 2010 9:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Brigid A. Makes and Ronald E. Lund or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of AGA MEDICAL HOLDINGS, INC that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 09:00 AM, CDT on 6/7/2010, at the Radisson Hotel & Conference Center, 3131 Campus Drive Plymouth, MN 55441, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side